As filed with the Securities and Exchange Commission on August 4, 2003
                                                    Registration No. 333-106204

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          -----------------------------

                             AMENDMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                        PEAK ENTERTAINMENT HOLDINGS, INC.
                 (Name of small business issuer in its charter)

     Nevada                        3942                         87-0449399
(State or other          (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of           Classification Code Number)        Identification No.)
Incorporation or
Organization)



                           Bagshaw Hall, Bagshaw Hill
                        Bakewell, Derbyshire, UK DE45 1DL
                                 44 1629 814555
          (Address and telephone number of principal executive offices and principal place of business)


                          Wilfred Shorrocks, President
                        PEAK ENTERTAINMENT HOLDINGS, INC.
                           Bagshaw Hall, Bagshaw Hill
                        Bakewell, Derbyshire, UK DE45 1DL
                                 44 1629 814555
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered      registered (1)        maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                       share (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.001 par value       13,333,334 (3)       $0.70              $9,333,334               $  755
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common Stock, $.001 par        4,430,000 (4)       $0.31              $1,373,300               $  112
 value issuable upon exercise
                  of Warrants
------------------------------- -------------------- ---------------- ------------------ --------------------
                        Total       17,763,334                             $10,706,634               $  867
------------------------------- -------------------- ---------------- ------------------ --------------------


(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the bid price as reported on the Over-The-Counter Bulletin Board on June 10, 2003, which was $0.70 per share.

(3) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $.31 per share to account for antidilution and price protection adjustments.



          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED August 4, 2003



                        PEAK ENTERTAINMENT HOLDINGS, INC.
                              17,763,334 SHARES OF
                                  COMMON STOCK

          This prospectus relates to the resale by the selling stockholders of up to 17,763,334 shares of our common stock, including up to 13,333,334 shares of common stock underlying convertible debentures and up to 4,430,000 issuable upon the exercise of common stock purchase warrants. The convertible debentures are convertible into our common stock at the lower of $1.00 or 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The warrants are exercisable at a price of $0.31 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

          Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "PKEH". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 29, 2003, was $1.04.

          Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2003.

          The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Peak Entertainment Holdings, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

          The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                        PEAK ENTERTAINMENT HOLDINGS, INC.

          On April 22, 2003, Peak Entertainment Ltd., together with its subsidiaries, were acquired by Palladium Communications, Inc., a Nevada corporation, which subsequently changed its name to Peak Entertainment Holdings, Inc. Under the terms of the agreement, we acquired 100 percent of Peak Entertainment Ltd's stock in exchange for the issuance by us of 19,071,684 shares of our common stock to the holders of Peak Entertainment Ltd. The new shares constituted 90 percent of the outstanding shares of Peak Entertainment Holdings, Inc. after the acquisition.

          Peak Entertainment Holdings, Inc. intends to be a fully integrated media company focused on the children's market. Its activities include or will include production of television entertainment, character licensing and consumer products development (including manufacturing and distribution). Integration will enable us to take a property from concept to consumer, fully in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.), intended to build market momentum and worldwide brand equity. We operate through our wholly-owned subsidiary, Peak Entertainment, Ltd., a UK registered company incorporated in November 2001, headquartered in Bakewell, England with offices in New York, New Jersey and California.

          Our principal offices are located at Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, UK, and our telephone number is 44 1629 814555. We are a Nevada corporation.



The Offering

Common stock offered by selling stockholders......................     Up to 17,763,334 shares, including
                                                                       up to 13,333,334 shares of common stock
                                                                       underlying convertible debentures in the
                                                                       amount of $1,000,000 and up to 4,430,000
                                                                       shares issuable upon the exercise of common
                                                                       stock purchase warrants, based on current
                                                                       market prices and assuming full conversion
                                                                       of the convertible debentures and the full
                                                                       exercise of the warrants (includes a good
                                                                       faith estimate of the shares underlying
                                                                       convertible debentures and shares underlying
                                                                       warrants to account for market fluctuations,
                                                                       and antidilution and price protection
                                                                       adjustments, respectively). This number
                                                                       would represent approximately 46% of our
                                                                       outstanding stock if all of such 17,763,334
                                                                       shares were issued.

Common stock to be outstanding after the offering.................     Up to 38,954,094 shares

Use of proceeds...................................................     We will not receive any proceeds from the sale
                                                                       of thecommon stock. However, we will receive the
                                                                       sale price of any common stock we sell to the selling
                                                                       stockholder upon exercise of
                                       2

                                                                       the warrants. We expect to use the proceeds received
                                                                       from the exercise of the warrants, if any, for general
                                                                       working capital purposes. However, the selling
                                                                       stockholders will be entitled to exercise the
                                                                       warrants on a cashless basis if the shares of
                                                                       common stock underlying the warrants are not then
                                                                       registered pursuant to an effective registration
                                                                       statement. In the event that the selling
                                                                       stockholder exercises the warrants on a cashless
                                                                       basis, then we will not receive any proceeds.


Over-The-Counter Bulletin Board Symbol............................     PKEH



         The above information regarding common stock to be outstanding after the offering is based on 21,190,760 shares of common stock outstanding as of July 30, 2003, and assumes the subsequent conversion of our issued convertible debentures, with interest, and exercise of warrants by our selling stockholders.

          On April 22, 2003, immediately following the acquisition of Peak Entertainment, to obtain funding for ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $785,000 in convertible debentures and (ii) warrants to buy 1,570,000 shares of Palladium's common stock. We have received all of such funds.

         The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into shares of our common stock, at the selling stockholders' option, at the lower of (i) $1.00 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact essentially no limit on the number of shares into which the debentures may be converted. The warrants are exercisable at a price of $0.31 per share.

          On February 28, 2002, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $400,000 in convertible debentures and (ii) warrants to buy 1,200,000 shares of our common stock. On that date, we issued $200,000 of convertible debentures and warrants to buy 600,000 shares of our common stock. Because we did not complete the registration of the shares underlying such debentures and warrants, the investors were not required to fund the additional $200,000 for the purchase of convertible debentures and we did not issue the additional 600,000 warrants. On March 14, 2003, pursuant to Amendment No. 1 to the Securities Purchase Agreement dated February 28, 2002, the investors funded $15,000 of that subsequent investment and we issued $15,000 of convertible debentures and warrants to purchase 45,000 shares of our common stock. On June 16, 2003, we amended the terms of the convertible debentures and the warrants issued on February 28, 2002 and March 14, 2003, so that they are now identical to the terms of the securities issued on April 22, 2003. This prospectus also includes registration of the securities underlying the securities issued on February 28, 2002.

          The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures and the warrants.

                                  RISK FACTORS

          This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

         As of July 30, 2003, we had 21,190,760 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 13,333,334 shares of common stock at current market prices, and warrants outstanding or to be outstanding to purchase 2,215,000 shares of common stock in the near future. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Convertible Debentures Could Require Us to Issue a Substantial Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

          Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of July 29, 2003 of $1.04.

                                                                          Number                          % of
% Below             Price Per                  With Discount             of Shares
Outstanding
Market                 Share                     at 50%                  Issuable                         Stock
------                 -----                     ------                  --------                         -----
25%                   $0.78                      $0.39                 2,564,102                          10.8%
50%                   $0.52                      $0.26                 3,846,154                          15.4%
75%                   $0.26                      $0.13                 7,692,308                          26.7%


          As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price feature of our Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

          The convertible debentures are convertible into shares of our common stock at the lower of $1.00 or a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by investors. A short sale involves the sale of stock which the seller does not own, which are required to be delivered at a later date. The seller can then purchase shares for delivery at a time when the seller believes the purchase price will be less, of which there can be no assurance. This could place further downward pressure on the price of the common stock. The selling stockholders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

          The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines By More Than 50%, The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

          Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and registered 13,333,334 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

          In April 2003, we entered into a Securities Purchase Agreement for the sale of an aggregate of $785,000 principal amount of convertible debentures. In addition, in February 2002, we entered into a Securities Purchase Agreement pursuant to which we sold $215,000 principal amount of debentures, the maturity of which was extended to April 2004. The convertible debentures are due and payable, with 12% interest, one year from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debenture, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, including a default interest rate of 15% on the outstanding principal balance of the debentures if the default is not cured within the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

At the Option of the Holders of Our Convertible Debentures, the Interest Payable on Such Debentures May be Paid in Shares of Our Common Stock, Requiring the Issuance of a Substantial Number of Shares to the Investors.

          The convertible debentures we issued in February 2002 and in April, June and July, 2003, bear interest at the rate of 12% per year. As of June 30, 2003, the outstanding interest payable on these debentures aggregated approximately $45,000. At the option of the holders of the debentures, all of such interest may be payable in shares of our common stock. At current market prices, this would equate to approximately 90,000 shares of our common stock, based upon the conversion price of the debentures. As additional interest accrues, the number of shares issuable will increase. In addition, if the price of our common stock decreases, the number of shares of common stock issuable for the same amount of interest payable will also increase. We cannot predict how many shares we may be required to issue upon conversion of accrued interest.

Risks Relating to Our Business:

We Have a History of Losses Which May Continue, Requiring Us To Seek Additional Sources of Capital Which May Not Be Available, Requiring Us To Curtail Or Cease Operations.

          We incurred net losses of $938,908 for the year ended December 31, 2002 and $379,424 for the three months ended March 31, 2003. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. Our possible success is dependent upon the successful development and marketing of our products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

          Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy, including the production of Monster in my Pocket episodes. In addition, we may be required to expend significant capital for future projects long before we realize any revenues from such projects. We estimate that we will need approximately $5,000,000 of capital or other participation during the next twelve months, in addition to the funds raised through the sale of convertible debentures and warrants as described in this prospectus. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

          In their report dated May 30, 2003, our independent auditors stated that our financial statements for the year ended December 31, 2002, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of historical losses, cash flow losses and a net capital deficiency. As a result of the foregoing, the auditors have expressed substantial doubt about our ability to continue as a going concern. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions where possible. Our continued net operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.


Volatility of Consumer Preferences and the High Level of Competition in the Entertainment Licensing Industry Makes it Difficult to Achieve and Maintain Success of Existing Product Lines and Introduce Successful New Products.


          Our business and operating results depend largely upon the appeal of our entertainment products. A decline in the popularity of existing products or license rights or the failure of new products and license rights to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our success will depend on our ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new entertainment products. However, consumer preferences with respect to entertainment products are continuously changing and are difficult to predict. Individual family entertainment products often have short life cycles. The success of entertainment properties related to broadcast properties such as Monster in my Pocket, can significantly affect revenues we derive from licensed products related to those properties.


The Loss of Current Licenses or the Inability to Successfully Develop Additional Properties Could Significantly Hinder Our Ability to Achieve or Maintain Profitable Operations.


          Competition in the industry could adversely impact our ability to secure, maintain, and renew popular licenses on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products. The loss of ownership rights granted pursuant to any of our licensing agreements could have a material adverse effect on our business and competitive position. There can be no assurances that:

    o Any of our current products or product lines will continue to be popular for any significant period of time;

    o Any property for which we have a significant license will achieve popularity

    o Any new products and product lines introduced by us will achieve an adequate degree of market acceptance;

    o Any new product's life cycle will be sufficient to permit us to profitably recover development, manufacturing, marketing, royalties (including royalty advances and guarantees) and other costs of the product; or

    o We will be able to manufacture, source and ship new or continuing products in a timely basis to meet constantly changing consumer demands.


          In developing new products and product lines, we have anticipated dates for the associated product introductions. When we state that we will introduce, or anticipate introducing, a particular product or product line at a certain time in the future those expectations are based on completing the associated development and implementation work in accordance with our currently anticipated schedule. Unforeseen delays or difficulties in the development process, or significant increases in the planned cost of development, may cause the introduction date for products to be later than anticipated or, in some situations, may cause a product introduction to be discontinued. Any delay or cancellation of planned product development and introduction may decrease the number of products we sell and harm our business. Our failure to successfully anticipate, identify and react to consumer preferences in family entertainment could have an adverse effect on our revenues, profitability and results of operations.

We May Not Realize the Full Benefit of Our Licenses if the Licensed Material Has Less Market Appeal Than Expected or if Sales Revenue From the Licensed Products is Not Sufficient to Earn Any Minimum Guaranteed Royalties.

          An important part of our business strategy involves obtaining licenses to produce products based on various broadcast properties. The license agreements may require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are able to recoup from actual sales, which could adversely effect our results of operations. In addition, acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become available for renewal, or missing business opportunities for new licenses. As a licensee, we have no guaranty that a particular brand will be a successful product. In the event that we are not able to acquire or maintain advantageous licenses, our revenues and ability to generate profits may be adversely affected.

Our Business May be Somewhat Seasonal and Therefore Our Annual Operating Results Will Depend, in Large Part, on Our Sales During the Relatively Brief Holiday Season. This Seasonality Makes it More Difficult for us to Meet More Compressed Shipping Schedules, Which Can Result In Substantial Inefficiencies For Us.

          Sales of many or our anticipated products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing, as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occurs during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture or acquire inventory during the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and/or overproducing less popular items which would have an adverse effect on our sales and results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected by unforeseen events, such as a terrorist attack or a military engagement, that negatively affect the retail environment or consumer buying patterns, if such events were to impact a key selling season.

Our Sales and Manufacturing Operations Outside the United States Subject us to Risks Normally Associated with International Operations.

          We operate facilities and sell or will sell products in various countries outside the United States. We expect our sales to international customers to account for a significant portion of our revenues. Additionally, we utilize third-party manufacturers located principally in the Far East. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:


    o   Currency conversion risks and currency fluctuations;

    o   Limitations, including taxes, on the repatriation of earnings;

    o   Political instability, civil unrest and economic instability;

    o Greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

    o Complications in complying with laws in varying jurisdictions and changes in governmental policies;

    o Natural disasters and the greater difficulty and expense in recovering therefrom;

    o Disruption of business due to Severe Acute Respiratory Syndrome (SARS), or other unique illnesses in a region;

    o   Transportation delays and interruptions; and

    o   The imposition of tariffs.

          Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States or the European Union against a class of products imported by us could significantly increase our cost of products imported into the United States or Europe and harm our business. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

Our Business is Dependent on Intellectual Property Rights and we May Not Be Able to Protect Such Rights Successfully.

          Our intellectual property, including our license agreements and other agreements which establish our ownership rights and maintain the confidentiality of our intellectual property, are of great value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to this valuable intellectual property related to our brands. Third parties may try to challenge our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights could have a material adverse effect on our business and competitive position.

As a Seller of Consumer Products, We Are Subject to Various Government Regulations, Violation of Which Could Subject us to Sanctions. In Addition, We Could Be the Subject of Future Product Liability Suits, Which Could Harm our Business.

          As a seller of consumer products, we are subject to significant government regulations under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act. While we will take all the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance in the future. Failure to comply could result in sanctions which could have a negative impact on our business, financial condition, and results of operations.

          In addition to government regulation, products that have been or may be developed by us may expose us to potential liability from personal injury or property damage claims by the users of such products. There can be no assurance that a claim will not be brought against us in the future. While we currently maintain product liability insurance coverage in amounts we believe sufficient for our business risks, we may not be able to maintain such coverage or such coverage may not be adequate to cover all potential claims. Moreover, even if we maintain sufficient insurance coverage, any successful claim could materially and adversely affect our business and financial condition and results of operations.


There Can be no Assurance That We Will be Able to Manage Any Substantial Expansion of Our Business, and a Failure to do so Could Have a Materially Adverse Effect on Our Operating Results.

          Our success will require significant expansion of our business. Any such expansion could place a significant strain on our resources and would require us to hire additional personnel to implement additional operating and financial controls and improve coordination between marketing, administration and finance functions. We would be required to install additional reporting and management information systems for sales monitoring, inventory control and financial reporting. There can be no assurance that we would be able to manage any substantial expansion of our business, and a failure to do so could have a materially adverse effect on our operating results.

If We Are Unable to Retain the Services of Mr. and Mrs. Shorrocks or If We Are Unable to Successfully Recruit Qualified Managerial and Sales Personnel Having Relevant Industry Experience, We May Not Be Able to Continue Our Operations.

          Our success depends to a significant extent upon the continued service of Mr. and Mrs. Shorrocks, our Chairman and Chief Executive Officer, and our Vice President - Design and Development, respectively. Loss of the services of Mr. or Mrs. Shorrocks could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. or Mrs. Shorrocks. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having relevant industry experience. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.




Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

          Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under the Securities Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 88% of Our Stock; Their Interests Could Conflict with Yours; Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.


          As of July 29, 2003, our executive officers, directors and affiliated persons beneficially owned approximately 88% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     o    elect or defeat the election of our directors;
     o    amend or prevent amendment of our articles of incorporation or bylaws;
     o effect or prevent a merger, sale of assets or other corporate transaction; and
     o control the outcome of any other matter submitted to the stockholders for vote.

          As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

          The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

          Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          Our common stock is quoted on the OTC Bulletin Board under the symbol "PKEH". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, adjusted to reflect a one-for-100 reverse stock split effected on March 31, 2003. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.


     Fiscal Quarter Ended         High Bid   Low Bid
     --------------------         --------   --------


     March 31, 2001               $363.00     $131.00
     June 30, 2001                 225.00       59.00
     September 30, 2001            101.00       22.00
     December 31, 2001             101.00       16.00
     March 31, 2002                 10.00        1.00
     June 30, 2002                  14.00        1.00
     September 30, 2002              9.00        1.00
     December 31, 2002              10.00        1.00
     March 31, 2003                  2.00        1.00
     June 30, 2003 (through
        July 23, 2003)               2.41        0.01

HOLDERS

          As of July 23, 2003, we had approximately 550 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

          We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;
     o contain projections of our future results of operations or of our financial condition; and
     o    state other "forward-looking" information.

          We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

          For the quarter ended March 31, 2003, the Statements of Operations show a 100% increase in sales and a 100% increase in gross profit as over the same period of the prior year we had not generated any revenue.

Revenues

          Net revenues for the quarter ended March 31, 2003 increased 100% to $257,322 from zero for the corresponding period in fiscal 2002. This was due primarily to the commencement of our licensing activities in respect of our first major entertainment project Monster in my Pocket. Also we had the benefit of initial sales from our gift business Cameo Collectibles on our Countin' Sheep and Kewpie product lines in the UK and USA respectively.

          Sales generated from licensing agreements were $28,067 for the three months ended March 31, 2003. These sales came from two licensing contracts for Monster in my Pocket; one with premier UK broadcaster GMTV, part of the ITV network for rights to air 26 half hour episodes in a contact worth $393,000 for Monster in my Pocket. Due to new guidelines under GAAP revenue recognition rules we cannot book any of the value of the guaranteed contract until the show goes on air, even though we have already received $98,250 in advance payments in January 2003 to secure the contract. Similarly the contract with Character Options for Monster in my Pocket signed on January 20, 2003 with guaranteed royalty payments of $240,000, of which we received $160,000 on January 21, 2003, we can only book 3/36th of the value of that guaranteed contract under GAAP revenue recognition rules.

          Toy related consumer product sales were $202,019 for Countin' Sheep in the UK and $27,236 for Kewpie in the USA for the period ending March 31, 2003 which resulted in combined sales of $229,255 for the period.

Costs and Expenses

          Cost of goods sold for the quarter ended March 31, 2003 was $150,434, or 58.5% of revenue. No cost of sales for the same period in fiscal 2002 was generated, as we had no revenue for this same period in 2002.

          Gross profit for the quarter ended March 31, 2003 was $106,888, or 41.5% of net revenue. No comparison can be made for the same period in 2002.

          General and administrative expenses for the quarter ended March 31, 2003 increased to $398,501 from $149,828 for the same period in fiscal 2002. As a percentage of net revenues, general and administrative expenses were 155% for the quarter ended March 31, 2003. Nil revenues were generated for the same period in 2002. These expenses were primarily made up of the following;


          Employee compensation and benefits for the three months ended March 31, 2003 increased to $103,631 from zero for the same period in fiscal 2002. As a percentage of net revenues, employee compensation and benefits were 40.3% for the period ended March 31, 2003.

          Occupancy costs for the quarter ended March 31, 2003 decreased to $18,123 from $21,380 for the same period in fiscal 2002. As a percentage of net revenues, occupancy costs were 7% for the year ended March 31, 2003. No revenues were generated for this same period in 2002.

          Legal and professional fees for the quarter ended March 31, 2003 increased to $98,434 from $29,260 for the same period in fiscal 2002. The majority of these expenses result from the engagement of various consultants to assist us in obtaining growth financing and in the penetration of new markets.

          Operating losses for the quarter ended March 31, 2003 increased to $329,842 from $149,828 for the same period in fiscal 2002. As a percentage of net revenues, operating losses were 128.1% for the quarter ended March 31, 2003. No comparison can be obtained as no revenues were generated for the comparable period in fiscal 2002.

Net Loss

          Net loss for the quarter ended March 31, 2003 increased to $379,424 from $149,828 for the same period in fiscal 2002. As a percentage of net revenues, net losses were 147% for the quarter ended March 31, 2003. No comparison could be made for the same period in 2002, as no revenues were generated. Within the quarter ending March 31, 2003 we did sell two licensing contracts with a combined sales value of $633,000. Advances received on these contracts equates to $258,250. However under US GAAP regulations the only amount that can be recognized is that of 3/36th of the Character Options license, and as the other license is for the rights to broadcast a TV show, then none of the value of this contract can be realized until such a time that the TV show is broadcast.


November 20, 2001 (inception) to December 31, 2001 (audited) and the Twelve Months Ended December 31, 2002 (audited)

          The first two months from incorporation on November 20, 2001 to December 31, 2001 was a period of set up with the business not receiving any revenues and incurring costs and expenses of $28,543 which resulted in a net loss of $28,543.

Revenues

          Net revenues for the twelve months ended December 31, 2002 were $306,350. We received $7,503 in advance royalties for a Licensing Agreement for Pretty Pony Club with a publishing company `Toontastic Ltd' for UK Comic rights. $298,847 was received from sales of toy related consumer products purchased as part of the acquisition of Jusco Toys Ltd along with the first sales of Kewpie Dolls in the USA with our gift business Cameo collectibles. These sales were achieved in the last quarter of the year as the preceding periods were focused on structuring the business and assembling a portfolio of intellectual property rights raising finance and devising the business plan and strategy.

Costs and Expenses

          Cost of sales for the twelve months ended December 31, 2002 were $259,934. This provided a gross profit of $46,416 which as a percentage represented 15.2% of net revenue. There is currently inventory in stock with a net book value of $238,058 and an expected sales value in excess of $363,000. It is envisaged that this inventory will be sold by the second quarter of 2003.

          General and administrative expenses for the twelve months ended

December 31, 2002 were $1,056,638. As a percentage of net revenues, general and administrative expenses were 345% for the twelve months ended December 31, 2002. The high percentage is due to sales for the year only being realized in the final quarter. These expenses were primarily made up of the following;

          Employee compensation and benefits for the twelve months ended December 31, 2002 were $75,921. As a percentage of net revenues, employee compensation and benefits was 24.8% for the twelve months ended December 31, 2002.



         Also included within these costs was $175,510 that relates to costs incurred relating to overseas travel. This is an important aspect of the business and the costs incurred were justified against the intellectual property rights secured and the raising of the profile of the business at trade shows and finance raising meetings.

         Occupancy costs from November 20 2001 (inception) to December 31 2001 was $21,516. For the twelve months ending December 31, 2002 the cost was $115,695. As a percentage of net revenues for the twelve months ending December 31, 2002 occupancy costs was 38% of net revenues.

         Legal and professional fees from November 20, 2001 (inception) to December 31, 2001 were $380 and were $424,133 for the twelve months ending December 31, 2002. These costs include those arising from the acquisition of Jusco Toys Ltd and Wembley Sportmaster Ltd from the administrators of Just Group Plc and legal costs and fees incurred setting up the entity.

         Operating losses for the period ended December 31, 2001 was $28,543, all of this loss relates to primarily set up and overhead costs and no revenue was generated within this short period. For the twelve months ended December 31, 2002 the operating loss was $1,088,882. This loss is due to start up costs within the first year of trading. Costs outweigh the revenue for this period as this was our first year of trading and the focus was to establish the company within the licensing and entertainment industry primarily and building a portfolio of Intellectual Property Rights for exploitation going forward.

Net Loss

         Net loss for the period ended December 31, 2001 was $28,543. For the twelve months ended December 31, 2002, the net loss was $938,908. The loss is after crediting a foreign currency conversion gain of $168,545, and debiting a cost for interest charges of $18,571.


Liquidity & Capital Resources

         As the accompanying financial statements show, for the twelve months ended December 31, 2002, we had a net operating loss of $1,088,882, and an overall net loss of $938,908. At December 31, 2002, we had a working capital deficit of $1,959,675

          Management expects to satisfy our liquidity needs on a short-term basis through the ongoing support of the directors and the subsequent expected sales growth from our various company activities. We anticipate meeting our long-term liquidity needs through the internal cash flows generated by ongoing sales growth from projects such as our current entertainment project Monster in my Pocket. Furthermore, we will attempt to limit our long-term liquidity needs through the continuance of cost control measures applied to our operations.

         Cash applied to investing activities for the twelve months ended December 31, 2002 consisted of capital purchase of plant and equipment of $45,801, purchase of intangibles in the form of license agreements for Intellectual Property Rights on a worldwide basis to Kewpie Dolls and Monster in my Pocket amounted to $283,834, and the acquisition of Jusco Toys Ltd and Wembley Sportmaster Ltd for $201,391.

         We had net cash provided from short term financing agreements for the twelve months ended December 31, 2002 totaling $264,600. This was an agreement to provide working capital on a short-term basis secured against inventory.

       On April 22, 2003, immediately following the acquisition of Peak Entertainment Ltd., we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $785,000 in convertible debentures and
(ii) warrants to buy 1,570,000 shares of Palladium's common stock. All of such funds have been delivered to us. We used the proceeds of such funding for the payment of licensing commitments and general working capital.


         The convertible debentures we issued in February 2002 and in April, June and July, 2003, bear interest at the rate of 12% per year. As of July 1, 2003, the outstanding interest payable on these debentures aggregated approximately $45,000. At the option of the holders of the debentures, all of such interest may be payable in shares of our common stock. At current market prices, this would equate to approximately 90,000 shares of our common stock, based upon the conversion price of the debentures. As additional interest accrues, the number of shares issuable will increase. In addition, if the price of our common stock decreases, the number of shares of common stock issuable for the same amount of interest payable will also increase. We cannot predict how many shares we may be required to issue upon conversion of accrued interest.

                                    BUSINESS

Overview

          Peak Entertainment Ltd., a wholly-owned subsidiary of Peak Entertainment Holdings, Inc., is a UK registered company incorporated in November 2001, headquartered in Bakewell, England with offices in New York, New Jersey and California. Peak Entertainment Ltd. was formed originally and wholly owned by its founders Wilfred and Paula Shorrocks. Peak Entertainment operates directly, as well as thorough its wholly-owned subsidiaries, Jusco Toys Ltd, a Hong Kong registered company, Wembley Sports Master, a UK registered company and Cameo Collectibles Ltd, a UK registered company. In addition, in April 2002, Peak Entertainment formed a wholly owned US subsidiary, Peak Entertainment Holdings LLC, a Delaware corporation, which currently has no operations.


          Peak Entertainment Ltd. intends to be a fully integrated media company focused on the children's market. Its activities include or will include production of television entertainment, character licensing and consumer products development (including manufacturing and distribution). Integration enables Peak to take a property from concept to consumer, fully in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.), intended to build market momentum and worldwide brand equity.

Strategy

          Having purchased during the past 18 months Morrison Entertainment Group's Monster In My Pocket rights and Just Group's toy, leisure/sport, and gift related assets, and rights to other intellectual properties from other sources such as Kewpie (the Kewpie Doll), we believe we are now positioned to execute our integrated business model. We intend to exploit our licenses and other rights and properties through the simultaneous use of assets in various mediums. For instance, we intend to develop, distribute and market a single character or set of characters as a television program and a set of images, all of which will be marketed simultaneously or in successive campaigns. This business model is based on three key principles:

     o Timing - We believe that the difference between a good brand and a world-class brand is usually a question of timing: if all the marketing initiatives strike together, a brand recognition movement can be started that provides results substantially in excess of the cost of the marketing itself.

     o Control - We believe that we cannot afford to leave the timing of any aspect of its promotions in the hands of partners, because even good partners have other interests and may not manage the brand the way we would. So we keep control of the intellectual property, through ownership or long-term license agreements, in order to control the timing and placement of all the shows, productions, goods and other components that drive brand recognition.

     o Coverage - In order to create a significant brand, we must use many avenues for simultaneous promotion and production. This means that we must build a presence in many areas so that when a significant property develops, Peak is well positioned to capitalize on the product. For example, we may decide to build up its capability to manufacture toys in China by sub-contracting with other toy distribution companies. This does not mean that we consider sub-contracting its toys to be one of its core activities, but rather that it needs to have the ability to scale up toy production quickly when one of its key properties requires additional resources.

Structure And Business Initiatives

          Peak Entertainment Ltd. has three lines of business with a division for each: entertainment, consumer products and licensing. The figure below displays these lines of business graphically.












Entertainment Division

          According to Screen Digest's 2001 study of the children's television business "Broadcasters will spend an estimated $2.7 billion worldwide on producing, commissioning and acquiring children's programs in 2001. But independent producers and distributors have emerged as the pivotal players in the worldwide children's television industry. Their role will become even more important as funding from broadcasters stagnates." North America accounts for 40% of the total children's television market, followed by Western Europe (33%) and Asia (22%). There are now more than 90 channels worldwide devoted specifically to the children's audience; 50 of them launched in the last three years. The focus therefore for us is to supply quality children's programming to television broadcasters and this provides the platform for an integrated business model launching our intellectual properties and opening up revenue streams from licensing and merchandising.

          The first step in the entertainment plan has been the license agreement for worldwide master rights from Morison Entertainment Group, Inc. for the use of "Monster In My Pocket " and related licenses, pursuant to a contract dated June 25, 2002. The contract, which covers a ten-year term, requires the payment of $500,000 to Morrison, at the rate of $100,000 every six months, commencing on March 31, 2002. Of such amounts, $200,000 has been paid to date. Morrison and Peak Entertainment Ltd. agreed to delay additional payment requirements at this time, although we are required to pay an additional $20,000 by May 31, 2003. Such milestone payments are to be off-set against royalties payable to Morrison pursuant to the agreement. Monster In My Pocket is already an established consumer products concept with a proven pedigree and sales by others which have exceeded $200 million at retail. We intend to expand this product line with a new animated series using the Monster In My Pocket characters. Commissioning scripts with Pam Hickey and Dennys McCoy based in California has provided the key dimensions of this action and adventure genre concept: humour, and the age-old winning formula of good versus evil. The project is in development with our in-house computer graphics studio which currently employs four full-time animators creating the models, frames, characters and environments to deliver them to our production team in Los Angeles. Our production team will then finish the episodes in conjunction with our co-production partners DCDC Hong Kong who have an agreement to provide 26 x 30 minute episodes. As part of that agreement DCDC will invest $1,300,000 of funding to the project ($50,000 per episode) in return for 15% share of the back-end revenue streams. Peak Entertainment Ltd. is obligated to provide $250,000 of funding (either in cash or services) for each of the 26 episodes. We are actively seeking sources of financing to meet our obligations, but have no such commitments to date. The project is currently in pre-production and we hope to start production shortly for delivery of the first five episodes at the end of September 2003. If sufficient funding is not available shortly, the production of the episodes will likely be scheduled for completion in the Spring of 2004.

          We intend to distribute this series of 26 animated programs in various markets. We currently have a broadcast contract signed with Good Morning Television in the UK (known as GMTV), for terrestrial broadcast rights for a period of five years in the UK markets in exchange for an aggregate license fee of $393,000 payable through July 2004. GMTV has committed to running the first five episodes from October 2003 and the remainder throughout 2004. Using this support from a major UK broadcaster, we intend to focus on seeking distribution agreement in the US, although no such agreements have been reached to date. In addition, we have secured lead licensee Character Group Ltd., a major UK toy marketer, to distribute the toys produced by Peak /Jusco Toys Ltd in the UK.

Licensing

          The licensing market has a retail sales value of over $110 billion annually. Although the licensing market declined 4.4% from 2001 to 2002, on the basis of the latest Yale-Harvard statistical survey (performed for the Licensing Industry Merchandising Association-LIMA) the licensing market overall in 2002 in North America represented $ 5.6 billion in royalty income.

          We intend to license or sub-license its products for use by others in other mediums. Our in-house licensing team consists of a Licensing Director, Alan Shorrocks and a network of international agents and partners supported in the UK with a consultant, Robert Stevenson, for the international promotions and premiums markets. Following the agreements with Character Group for Monster in my Pocket, we also entered into license agreements with Toontastic Publishing for magazine use of Pretty Pony Club, and with CCA Greetings for Countin Sheep to be used in greeting cards. We continue to focus on the licensing of its properties to third parties. International Toy Fairs have provided an ideal focal point to update the licensees of the developments across our evolving portfolio. We intend to expand the licensing of its products through:

     o    A consumer public relations campaign;

     o    Trade shows, including the New York Licensing Show; and

     o    Related marketing programs.

          The principal revenues for this division are generated from the customary 35% agency commission it receives from all revenue received from licensing entertainment properties to broadcasters, toy and gaming companies, and other manufacturers such as clothing and home entertainment. The Division also earns revenue from selling licenses for non-entertainment driven properties from Jusco Toys, Cameo gifts and collectibles, and Wembley Sportmaster's sport and leisure products. The key costs for this division are staff, travel, entertainment, and the annual toy and licensing trade shows.

Consumer Products

          We intend to participate in the toy market by licensing entertainment driven properties to strategic partners, including large toy and entertainment companies. We will also seek to sell directly to large general merchandisers and toy retail chains , although we have no such agreements to date. According to the Licensing Industry Merchandising Association (LIMA), the toy market worldwide in total was $69.5 billion in 2000 with $54.7 billion coming from traditional toys and $14.6 billion coming from video games. North America accounted for $24.2 billion of the traditional toy sales and $6.7 billion in video games. In the year 2000 licensed toys comprised 27% of the $69.5 billion world market for toys.

          There are four sources or potential sources of revenue for this Division. These are:

     o    revenue from the sale of toys by Jusco Toys

     o    revenue from the sale of gifts and collectibles by Cameo Collectibles

     o revenue from the sale of sport and leisure products to be made by Wembley Sportmaster

     o revenue from Peak Manufacturing, which invests in molds and manages the manufacturing contractors who actually make products for Cameo, Jusco Toys, and Wembley Sportsmaster and other third party toy or gift distributors.

          Jusco was acquired as a development and manufacturing business to exploit our properties in-house. Jusco will be used to manufacture products for third parties, some of which may be our licensees. This positioning relinquishes the burden of inventory -- the nemesis of most toy companies -- passing that responsibility under license to a network of international distributors and master toy licensees. To minimize costs further, Jusco uses Rudick International, a Hong Kong based agent where Jusco has offices and show room facilities. Jusco works with Rudick on a commission basis to handle the complexities of the toy manufacturing processes in the Far East.

          Currently, the division has manufactured and supplied Countin Sheep (216,000 pieces) for Cameo to market in the UK and US markets; Mini Flora (20,000 pieces) for the Cameo UK market and the whole range of Kewpie products (over $200,000 of inventory) for the established US Cameo market.

          Also, the development, samples and prototypes for the Monster in my Pocket toy range, HipStars, Afro Ken, and Baby Giggles have also been produced for marketing and Toy Fairs internationally. In addition, Jusco has an international toy agent, Inter Toy Ltd, which places products with distribution partners internationally under contract.

Cameo Collectibles

          Cameo is the sales, marketing and distribution division responsible for Countin Sheep and Mini flora, from the our portfolio. In a licensing agreement with Jesco Imports dated June 15, 2002, Cameo has been granted worldwide rights to Kewpie a product that has been in existence since 1916 in the specialty doll market.

          Cameo has two senior managers based in the US who employ a team of agents under territory contract to sell our goods domestically. We have distribution facilities via B&S Wholesale in the UK and our own office and warehouse in Monrovia, California for the US market. A sales support team of three full time employees who are responsible for customer services, invoicing and administration are based in the UK office and support both the UK and the US sales functions.

Wembley Sportsmaster


          This division is not currently active, but we intend to launch a range of balls, leisure toys, inflatable pools and play products under the Wembley Sportsmaster banner. Peak believes it can operate Wembley with very limited overhead by leveraging the Consumer Products Division's existing infrastructure. The future developments of Wembley Stadium in the UK (the home of soccer) and the continued upturn in `football marketing' give Peak very interesting and positive opportunities for the future, although no agreements have been reached to date.

Design Studio Team

          The design studio is an integral part of the business and is multifunctional in developing concepts across the broad range of our activities. Will Shawcross, our Studio Manager, has been in the industry for a number of years and has been responsible with his team of designers and artists for the development of numerous projects. The group has a unique blend of talent including the technical and operational expertise required to operate within a state-of-the-art studio and a broad mix of disciplines. This experience includes brand and character creation, marketing literature and property packaging, entertainment and CGTV work, and consumer products development including toy design, packaging and display solutions.

Research and Development


          The continuing development of new products and the redesigning of existing items for continued market acceptance are key determinants of success in the toy and entertainment product industry. In 2002 and 2001, $337,729 and zero, respectively, were incurred on activities relating to the development, design and engineering of new products and their packaging and to the improvement or modification of ongoing products. Much of this work is performed by our internal staff of designers, artists and model makers.

Intellectual Property Rights

          Our intellectual property portfolio has been acquired in order to capitalize on the business model and license the projects in many segments of this market, including: broadcast, promotions (e.g., cereal box toys, fast food toys), computer games, apparel, toys, gifts, publishing (e.g., comics and books), etc.

We have acquired the following rights:

     o In My Pocket Rights (including Monster in my Pocket) Worldwide - from Morrison Entertainment Group, Inc., in a license agreement dated February 25, 2002 for $500,000 in staged payments for a 20-year term. The licensor is entitled to royalties ranging from 50 to 65% of the net revenues from the sale of licensed products, depending on where sales are made. Any such royalty payment shall be deducted from the $500,000 staged payments, assuming the royalties are earned during the period when the staged payments are to be made.

     o Kewpie Rights for gifts and dolls worldwide - from Jesco Imports Inc. in a license agreement dated June 15, 2002, for a guaranteed royalty of $100,000 over a three year automatically renewing term (assuming the $100,000 minimum royalty has been paid). Royalties are to be paid at the rate of 10% of net revenues.

     o Shorrocks Portfolio Worldwide - From Wilf and Paula Shorrocks, in perpetuity for a guaranteed minimum royalty of $1,000,000. Royalties are to be paid at the rate of 10% of net selling price.

Competitive Environment

          We have two kinds of competitors -- the large firms such as Vivendi with its Universal Studios or AOL Time Warner with Warner Brothers, and the independents such as H.I.T., Entertainment Rights, DIC and Saban. Most of these companies are substantially larger than Peak Entertainment Holdings, Inc. and have significantly more financial and other resources.


Government Regulation


          Our toy and related products sold in the United States are subject to the provisions of The Consumer Product Safety Act (the "CPSA"), The Federal Hazardous Substances Act (the "FHSA"), The Flammable Fabrics Act (the "FFA"), and the regulations promulgated thereunder. The CPSA empowers the Consumer Product Safety Commission (the "CPSC") to take action against hazards presented by consumer products, including the formulation and implementation of regulations and uniform safety standards. The CPSC has the authority to seek to declare a product "a banned hazardous substance" under the CPSA and to ban it from commerce. The CPSC can file an action to seize and condemn an "imminently hazardous consumer product" under the CPSA and may also order equitable remedies such as recall, replacement, repair or refund for the product. The FHSA provides for the repurchase by the manufacturer of articles which are banned. Consumer product safety laws also exist in some states and cities within the United States and in Canada, Australia and Europe. We vigorously seek to maintain compliance with the CPSA, the FHSA, the FFA, international standards, and our own standards. Notwithstanding the foregoing, there can be no assurance that all of our products are or will be hazard free. Any material product recall could have an adverse effect on our results of operations or financial condition, depending on the product, and could affect sales of other products.


          The Children's Television Act of 1990 and the rules promulgated thereunder by the United States Federal Communications Commission, as well as the laws of certain countries, place certain limitations on television commercials during children's programming. We of course, seek to comply in all respects with these laws and regulations.


Employees

          As of July 15, 2003, we employed a total of 20 employees on a full-time basis, 11 of which are management and 4 of which are clerical, and 5 are employed as designers. We also have two consultants and a team of 14 sales agents in the UK.

Description of Property

          We lease approximately 3,000 square feet of space for its Bakewell headquarters pursuant to a twelve-month lease expiring June 30, 2003, at approximately $4,000 per month. We also lease approximately 4,500 square feet of space for its warehouse and offices in Monrovia pursuant to a lease expiring July 31, 2005, at approximately $3,000 per month. We believe that our facilities are adequate for our present purposes.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

Name                      Age          Position

Wilfred Shorrocks          54        Chairman, Chief Executive Officer
                                     and Director
Paula Shorrocks            51        Vice President - Design and Development,
                                     and Director
Phil Ogden                 35        Vice President - Sales and Marketing, and Director
Alan Shorrocks             42        Vice President - Licensing Division
Terence Herzog             60        Director
Michael Schenkein          52        Director

          Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are five seats on our board of directors.

          Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Wilfred Shorrocks, Chairman and Chief Executive Officer

Mr. Shorrocks, founded Peak Entertainment Ltd. in November 2001 and he became Chairman, Chief Executive Officer and a director of Peak Entertainment Holdings, Inc. in April 2003. Prior to that, Mr. Shorrocks was co-founder of Just Group, Plc., where he acted as its Chief Executive Officer from 1987 to 2001. At Just Group, Mr. Shorrocks was responsible for all areas of group activity relating to development and creation of concepts through to IP acquisition, corporate acquisition, city and fund raising activities. Prior to his work at Just Group, Mr. Shorrocks worked in sales at the world's largest toy maker (at that time), Dunbee Combex Marx, makers of Sindy dolls and Hornby railways. He became Sales & Marketing Director for the Burbank sales division but left to form Acamas Toys in 1980.

Paula Shorrocks, Vice President - Design and Development, and Director

Ms. Shorrocks, co-founded Peak Entertainment Ltd. in November 2001 and she became Vice President and a director of Peak Entertainment Holdings, Inc. in April 2003. Prior to that, Ms. Shorrocks was co-founder of Just Group, Plc., where she acted as its Commercial Director from 1987 to 2001. At Just Group, Ms. Shorrocks identified opportunities and then secured rights to represent blue chip companies as licensing agent for their brands. Before co-founding Just Group Ms. Shorrocks taught Business Studies at The Harwich School, Essex and West Gloucester College of Further Education (1978-1987). She also was the Marketing Manager for Acamas Toys.

Phil Ogden, Vice President - Sales and Marketing, and Director

Mr. Ogden, joined Peak Entertainment Ltd. in November 2001 and he became Vice President and a director of Peak Entertainment Holdings, Inc. in April 2003. From October 1998 to October 2001, Mr. Ogden served as Sales and Marketing Director. Prior to working at Just Group, Mr. Ogden developed his sales and marketing experience with Seymour International division of K's leading magazine distributor, Frontline from 1989 to 1998. Mr. Ogden was employed as an Account Director with the responsibility for the strategic and commercial success of a portfolio of Seymour's premier clients including Dennis, Paragon, FT Magazines (Investors Chronicle) and Time/ Warner.

Alan Shorrocks, Vice President - Licensing Division

Mr. Shorrocks, has been Vice President - Licensing Division of Peak Entertainment Ltd. since November 2001 and he became Vice President of Peak Entertainment Holdings, Inc. in April 2003. Prior to that time, Mr. Shorrocks was Licensing Director of Just Group Plc. from 1991 through October 2001. Before joining Just Group, Mr. Shorrocks ran his own companies specializing in the leisure and surfing markets and was exclusive UK importer/ distributor for various branded merchandise including Quicksilver from the early 1980's. He sold his company Victory along with the UK rights to market Victor Wetsuits in 1991.

Terence Herzog, Director

Mr. Herzog has been as Director of Peak Entertainment Ltd. since February, 2003 and he became a director of Peak Entertainment Holdings, Inc. in April 2003. In June 2000, Mr. Herzog co-founded and is Managing Director of Agora Capital Partners, Inc. For a number of years ending in 2000, Mr. Herzog served as a consultant to executive management for various private and public entities advising on mergers and acquisitions, corporate development and financing.


Michael Schenkein, Director

Mr. Schenkein has been a Director of Peak Entertainment Ltd. since February, 2003 and he became a director of Peak Entertainment Holdings, Inc. in April 2003. Mr. Schenkein co-founded and is Managing Director of Agora Capital Partners, Inc., formed in June 2000. Prior to that time, Mr. Schenkein had founded M.S. Editorial in1978, where he was Chief Executive Officer of that postproduction film/video company and its successor Big Picture Editorial, until 1995. From 1995 to 2000, Mr. Schenkein was Senior Executive Vice President for Cabanna Inc., the successor to Big Picture. From 2000 on, Mr. Schenkein served as a consultant to executive management for various private and public entities advising on mergers and acquisitions, corporate development and financing.


                             EXECUTIVE COMPENSATION

          The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the past three fiscal years exceeded $100,000:

                                                Fiscal
Name and Principal Position    Year     Salary    Bonus    Other (1)
----------------------------- -------- --------  --------  ---------
Wilfred Shorrocks,             2002    $  5,200      --        --
Chief Executive Officer

Raymond C. Dauenhauer, Jr.     2002    $ 58,900     $ 0    $ 63,937
(former President and CEO)     2001      46,400       0      37,705
                               2000       4,241       0      37,316

(1) Includes management fees, commissions and directors' fees


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          From time to time Mr. and Mrs. Shorrocks loaned money to Peak Entertainment Ltd. to fund day-to-day operations, as well as for the acquisition of certain properties. Through December 31, 2002, sums loaned to Peak Entertainment Ltd. totaled $972,386. These monies are loaned without interest and do not have a due date, and are due on demand. Through December 31, 2002, Peak Entertainment Ltd. has repaid $78,193 to the Shorrocks.

        For the period from inception of Peak Entertainment Ltd. through December 31, 2002, Mr. and Mrs. Shorrocks received payments totaling $67,500 in payment of rent for use of office facilities and related matters.

          Peak Entertainment Ltd. licenses a number of products from Mr. and Mrs. Shorrocks in perpetuity. The license agreement provides for a royalty of 10% of net selling price to be paid to Mr. and Mrs. Shorrocks. The agreement also provides that the minimum royalty shall be no less than $1,000,000, although the agreement is silent as to when this amount must be paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our common stock as of July 15, 2003

     o by each person who is known by us to beneficially own more than 5% of our common stock;

     o    by each of our officers and directors; and

     o    by all of our officers and directors as a group.


                                                  PERCENTAGE OF             PERCENTAGE OF
                                                      CLASS                     CLASS
NAME AND ADDRESS              NUMBER OF             PRIOR TO                    AFTER
OF OWNER*                    SHARES OWNED           OFFERING                  OFFERING
----------------------      ------------------     ----------------       ----------------
Wilfred Shorrocks              8,486,899                 40.0%                      21.8%

Paula Shorrocks                8,486,899                 40.0%                      21.8%

Phil Ogden                       476,792                  2.2%                       1.2%

Alan Shorrocks                   476,792                  2.2%                       1.2%

Terence Herzog                   743,585                  3.5%                       1.9%

Michael Schenkein                  -0-                    -0-                        -0-

All Officers and Directors
As a Group (6 persons)        18,670,967                 88.1%                      47.9%
---------------------------

* The address for each named person is c/o
  Peak Entertainment, Ltd. Bagshaw
  Hall, Bagshaw Hill
  Bakewell, Derbyshire, UK DE45 1DL

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 10, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

The percentage of shares outstanding before offering is based on 21,190,760 shares of common stock outstanding.

The percentage of shares outstanding after the offering is based on 38,954,094 shares of common stock to be outstanding.

All of Mr. Herzog's shares are owned by WMB Corporation, of which Mr. Herzog is the sole owner.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

          We are authorized to issue up to 900,000,000 shares of Common Stock, par value $.001. As of July 29, 2003, there were 21,190,760 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.


PREFERRED STOCK

          We are authorized to issue up to 10,000,000 shares of blank check preferred stock, none of which is currently outstanding. The preferred stock may, without action by our stockholders, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking fund provisions, liquidation preferences and conversion rights for any series of preferred stock issued in the future. As such, issuance of preferred stock by our Board with voting and/or conversion rights, may adversely affect the voting power and/or equitable rights of our common stockholders. In addition, we will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders or unless the issuance of such preferred stock is approved by a majority or our independent directors who did not have an interest in the transaction and who had access, at our expense, to counsel.


WARRANTS

          In connection with a Securities Purchase Agreement dated April 22, 2003, we have issued or will issue an aggregate of 1,570,000 warrants to purchase shares of common stock. In connection with a Securities Purchase Agreement dated February 28, 2002, we issued 645,000 warrants to purchase shares of common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.31 per share.

CONVERTIBLE SECURITIES

          Based upon the current price of our common stock, approximately 13,333,334 shares of common stock are issuable upon conversion of convertible debentures, which includes 10,466,667 shares of common stock issuable upon conversion of the convertible debentures issued pursuant to the Securities Purchase Agreement dated April 22, 2003 and 2,866,667 shares of common stock that are issuable upon conversion of convertible debentures issued pursuant to a Securities Purchase Agreement dated February 28, 2002. In addition, accrued interest of approximately $45,000 as of July 15, 2003, can be converted into shares of our common stock at the option of the holders.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell in one or more transactions any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

          The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

          The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

          The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

          The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

          We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.



PENNY STOCK

          The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

          In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

          The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

          Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                            SELLING STOCKHOLDERS

          The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

          The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
                                          Total
                      Total Shares of   Percentage                                                           Percentage
                       Common Stock     of Common     Shares of                                 Beneficial   of Common
                       Issuable Upon      Stock,     Common Stock   Beneficial  Percentage of   Ownership   Stock Owned
                       Conversion of     Assuming     Included in   Ownership   Common Stock    After the      After
        Name            Debentures         Full       Prospectus    Before the  Owned Before    Offering     Offering
                      and/or Warrants*   Conversion       (1)       Offering**   Offering**        (3)           (3)

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Offshore, Ltd.     1,236,553           5.5%        Up to       1,112,955       4.99%          --            --
(2)                                                   2,473,106
                                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Qualified          1,110,624           5.0%         Up to      1,110,624       4.98%          --            --
Partners, LLC (2)                                     2,221,249
                                                       shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Partners, LLC      1,362,482           6.0%       Up to        1,112,955       4.99%          --            --
(2)                                                   2,724,964
                                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
New Millennium         1,362,482           6.0%        Up to       1,112,955       4.99%          --            --
Capital                                               2,724,964
Partners II, LLC                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

* This column represents an estimated number based on a conversion price as of June 10, 2003 of $0.35, divided into the principal amount.

** These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on June 10, 2003, the conversion price would have been $0.35. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey
S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Assumes that all securities registered will be sold.

Terms of Convertible Debentures

          On April 22, 2003, immediately following the acquisition of Peak Entertainment Ltd., to obtain funding for ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $785,000 in convertible debentures and (ii) warrants to buy 1,570,000 shares of common stock. The investors were obligated to provide us with an aggregate of $785,000, all of which has been funded to date.


          The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into shares of our common stock, at the selling stockholders' option, at the lower of (i) $1.00 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact essentially no limit on the number of shares into which the debentures may be converted. The warrants are exercisable at a price of $0.31 per share.

         The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final $235,000. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the convertible debentures per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the convertible debentures in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the convertible debentures per month plus accrued and unpaid interest.

          The warrants are exercisable until five years from the date of issuance at a purchase price of $0.31 per share. Upon the expiration of 105 days from the date of issuance of the warrants, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible debentures issued pursuant to the Securities Purchase Agreement dated April 22, 2003.

          Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

          The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         The selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

          On February 28, 2002, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $400,000 in convertible debentures and (ii) warrants to buy 1,200,000 shares of our common stock. On that date, we issued $200,000 of convertible debentures and warrants to buy 600,000 shares of our common stock. Because we did not complete the registration of the shares underlying such debentures and warrants, the investors were not required to fund the additional $200,000 for the purchase of convertible debentures and we did not issue the additional 600,000 warrants. On March 14, 2003, pursuant to Amendment No. 1 to the Securities Purchase Agreement dated February 28, 2002, the investors funded $15,000 of that subsequent investment and we issued $15,000 of convertible debentures and warrants to purchase 45,000 shares of our common stock. On June 16, 2003, we amended the terms of the convertible debentures and the warrants issued on February 28, 2002 and March 14, 2003, so that they are now identical to the terms of the securities issued on April 22, 2003. This prospectus also includes registration of the securities underlying the securities issued on February 28, 2002.


          A complete copy of the Securities Purchase Agreements and related documents were filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation

          The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $100,000 of debentures on June 10, 2003, a conversion price of $0.35 per share, and the payment of accrued interest in the approximate amount of $12,000 in additional shares rather than in cash, the number of shares issuable upon conversion would be:

$100,000 + $12,000 = $112,000/$0.35 =  320,000 shares


                                  LEGAL MATTERS

          Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

         goodband viner taylor, Chartered Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2002 and 2001, and for the year and period then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

          We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Peak Entertainment Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

          We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          Combined Financial Statements
                        For the period November 20, 2001
                        (inception) to December 31, 2001
                         and the year ended December 31,
                                      2002

Peak Entertainment Holdings, Inc

Combined financial statements for the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002


Contents
Page:

1     Independent auditors' report............................................. F-3

2     Combined balance sheets...................................................F-4

3     Combined statements of operations.........................................F-5

4     Combined  Statements of  Comprehensive Loss...............................F-6

5     Combined statements of changes in stockholders' equity (deficit)..........F-7

6     Combined statements of cash flows.........................................F-8

7     Notes to Combined financial statements....................................F-9

Peak Entertainment Holdings, Inc

Indpendent Auditors' Report

TO THE SHAREHOLDERS OF PEAK ENTERTAINMENT HOLDINGS, INC

We have audited the accompanying combined balance sheets of Peak Entertainment Holdings, Inc as of December 31, 2001 and 2002, and the related combined statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Peak Entertainment Holdings, Inc as of December 31, 2001 and 2002, and the combined results of its operations and its cash flows for the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, cash flow deficits and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ goodband viner taylor
Sheffield, England
May 30, 2003

Peak Entertainment Holdings, Inc

Combined Balance Sheets

                                                                                             December 31,__

                                                                                        2001              2002
Assets

Current Assets

Cash and cash equivalents                                                             $         -        $    9,870
Accounts receivable                                                                             -            63,341
Inventories                                                                                     -           238,058
Other current assets                                                                          428                 -
                                                                                      ------------       -----------
Total current assets                                                                  $       428        $  311,269

Plant and equipment, net                                                                        -           136,538
Intangible assets, net of amortization                                                          -         1,984,159
                                                                                      ------------       -----------
                                                                                      $       428        $2,431,966
                                                                                      ============      ============
Liabilities and  Stockholders' Equity/(Deficit)

Current Liabilities

Short term borrowings                                                                 $         -        $  264,600
Accounts payable                                                                            7,207           578,835
Stockholders' advances account                                                             21,761           894,193
License fees payable                                                                            -           300,000
Other accrued liabilities                                                                       -           233,316
                                                                                      ------------       -----------
Total current liabilities                                                             $    28,968        $2,270,944

Long Term Liabilities

License fees payable                                                                            -         1,200,000
                                                                                      ------------       -----------
Total long term liabilities                                                           $         -        $1,200,000

Stockholders' Equity (deficit)

Common stock, par value $0.01 - 90,000,000 shares
 authorized, 19,071,684 shares issued and outstanding                                 $    19,075        $   19,075
Additional paid in capital                                                                (19,072)          (19,072)
Retained earnings (deficit)                                                               (28,543)         (967,451)
Other comprehensive income                                                                      -           (71,530)
                                                                                      ------------       -----------
Total stockholders' equity (deficit)                                                      (28,540)       (1,038,978)
                                                                                      ------------       -----------
                                                                                      $       428        $2,431,966
                                                                                      ============       ===========

See accompanying notes to combined financial statements.

Peak Entertainment Holdings, Inc

Combined Statements of Operations




                                                     Period November 20, 2001
                                                          (inception) to                         Year ended
                                                         December 31, 2001                    December 31, 2002
                                                    ----------------------------         ----------------------------

Revenue
  Character related consumer products                         $         -                            $  298,847
   Licensing arrangements                                               -                                 7,503
                                                              ------------                           -----------
Net revenue                                                             -                               306,350

Cost of Revenue
   Cost of goods sold                                                   -                               259,934
                                                              ------------                           -----------
Total cost of revenue                                                   -                               259,934

Gross profit                                                            -                                46,416

Operating expenses
   Selling, general and administrative                             28,543                             1,056,638
   Depreciation and amortization                                        -                                78,660
                                                              ------------                           -----------
Total operating expenses                                           28,543                             1,135,298
                                                              ------------                           -----------

Loss from operations                                              (28,543)                           (1,088,882)

Foreign exchange - gain                                                 -                               168,545

Interest expense                                                        -                               (18,571)
                                                              ------------                           -----------
Net loss                                                      $   (28,543)                           $ (938,908)
                                                              ============                           ===========


Basic and diluted net loss per share                          $     0.001                            $     0.05

Weighted average common shares outstanding
                                                               19,071,684                             19,071,684
                                                              ===========                            ===========

See accompanying notes to combined financial statements.

Peak Entertainment Holdings, Inc

Combined  Statements of  Comprehensive Loss


                                                        Period November 20, 2001
                                                          (inception) to                           Year ended
                                                         December 31, 2002                     December 31, 2001
                                                    ----------------------------         ---------------------------


Net loss                                                    $   (28,543)                            $  (938,908)

Cumulative translation adjustment                                     -                                 (71,530)
                                                           -------------                           -------------
Comprehensive loss                                          $   (28,543)                            $(1,010,438)
                                                           =============                           =============

See accompanying notes to combined financial statements.

Peak Entertainment Holdings, Inc

Combined   Statements  of  Changes  in Stockholders' Equity (Deficit)


                                                                                                    Accumulated
                                                                 Additional        Retained             Other
                                                  Common           paid in          Earnings         comprehensive
                                   Shares          stock           capital          deficit             income              Total
                                 ------------  ------------    ------------      ------------     ------------      ------------
Issuance of shares                          2  $          3              -       $         -      $         -       $         3

Stock split, effective
 April 22, 2003                    19,071,682        19,072        (19,072)                -                -                 -

Net Loss                                    -             -              -           (28,543)               -           (28,543)

                                 ------------  ------------    ------------      ------------     ------------      ------------
Balance, December 31, 2001         19,071,684        19,075        (19,072)          (28,543)               -           (28,540)

Net loss                                    -             -              -          (938,908)               -          (938,908)
Cumulative translation
adjustment                                  -             -              -                 -          (71,530)          (71,530)
                                 ------------  ------------    ------------      ------------     ------------      ------------
Balance, December 31, 2002

                                   19,071,684  $     19,075       $(19,072)      $  (967,451)     $   (71,530)      $(1,038,978)
                                 ============  ============    ============      ============     ============      ============

See accompanying notes to combined financial statements.

Peak Entertainment Holdings, Inc

Combined Statements of Cash Flows

                                                                          Novemeber 20, 2001
                                                                           (inceptin) to                    Year Ended
                                                                          Decemember 31, 2001           December 31, 2002
                                                                            -----------------           ----------------
Cash flows from operating activities:

Net loss                                                                        $   (28,543)                $  (938,908)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation                                                                              -                       3,445
Amortization of intangible assets                                                         -                      75,429
Foreign exchange gain                                                                     -                    (168,545)

Changes in working capital:

Accounts receivable                                                                       -                     (63,341)
Inventories                                                                               -                    (238,058)
Other current assets                                                                   (428)                        428
Accounts payable and other accrued liabilities                                        7,207                     804,626
                                                                                ------------                ------------
Net cash used in operating activities                                               (21,764)                   (524,924)
                                                                                ============                ============
Cash flows from investing activities:

Purchase of plant and equipment                                                           -                     (45,801)
Acquisitions (net of cash acquired)                                                       -                    (201,391)
Purchase of intangibles                                                                   -                    (283,834)
                                                                                ------------                ------------
Net cash used in investing activities                                                     -                    (531,026)
                                                                                ============                ============
Cash flows from financing activities:

Short term borrowings, net                                                                -                     264,600
Stockholders advances account                                                        21,761                     870,048
Issuance of common stock                                                                  3                           -
                                                                                ------------                ------------
Net cash provided from financing activities                                          21,764                   1,134,648
                                                                                ============                ============
Cumulative translation adjustment                                                         -                      68,828)
                                                                                ============                ============
Increase in cash and cash equivalents                                                     -                       9,870
Cash and cash equivalents, beginning of year                                              -                           -
                                                                                ------------                ------------
Cash and cash equivalents, end of year                                          $         -                 $     9,870
                                                                                ============                ============
Supplemental disclosure of cash flow information

Interest paid                                                                   $         -                 $        69
                                                                                ============                ============
Purchase of licenses through issuance of long
term liabilities                                                                          -                 $ 1,500,000
                                                                                ============                ============

See accompanying notes to combined financial statements.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


1              Description of Business and Future Prospects

               Peak Entertainment Holdings, Inc, formerly Peak Entertainment Limited was formed on November 20, 2001 and is an integrated media group focused on children. Its activities include the production of television entertainment, character licensing and consumer products development, including toy and gift manufacturing and distribution. Integration enables Peak Entertainment Holdings, Inc to take a property from concept to consumer in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.) to build market momentum and worldwide brand quality.

               The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As explained below, the Company has sustained recurring operating losses, cash flow deficits and has a net capital deficiency as of December 31, 2002. On April 22, 2003, the Company completed a reverse acquisition with a public shell and has become a public company with access to the US capital markets. Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission and it becomes effective.

               The Company has developed a business plan to increase revenue by capitalizing on its integrated media products. However, the company must obtain funds from outside sources in fiscal 2003 to provide needed liquidity and successfully implement its business plan. Presently, the Company has no firm commitments from outside sources to provide these funds. These factors raise substantial doubt about the Company's ability to continue in existence. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty. While the Company is optimistic that it can execute its revised business plan, there can be no assurance that;

               A  increased  sales  necessary  to  obtain   profitability   will
                  materialize, and

               B the Company will be able to raise sufficient cash to fund the additional working capital requirements.

2              Summary of Significant Accounting Policies

               (A) Principals of Consolidation and Combination

                    The accompanying combined financial statements include the accounts of Jusco Toys Ltd, Jusco UK Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd after elimination of inter-company transactions and balances. Jusco Toys Ltd, Jusco UK Ltd and Wembley Sportsmaster Ltd are wholly-owned subsidiaries of Peak Entertainment Holdings, Inc, which is owned by Wilfred and Paula Shorrocks. Cameo Collectables Limited was formed on August 20, 2002 and is owned by Wilfred and Paula Shorrocks. The financial statements of Cameo Collectables Ltd have been combined with Peak Entertainment Holdings, Inc as both entities were under common control, until February 7, 2003 when Peak Entertainment Holdings, Inc acquired the whole of the share capital in Cameo Collectables Limited.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002



               (B) Basis of preparation

                    The financial statements have been prepared on a going concern basis, the validity of which depends upon future funding being available. The validity of the going concern concept is also dependent upon the continued support of the directors.

                    Should such support be withdrawn and funding not made available, the company may be unable to continue trading. Adjustments would have to be made to reduce the value of assets to their recoverable amount to provide for any further liabilities which might arise and to reclassify fixed assets as current assets.

               (C) Risks and Uncertainties

                    The entertainment/media industry is highly competitive. The Company competes with many companies, including larger, well capitalized companies that have significantly greater financial and other resources. The Company's success is dependent upon the appeal of its entertainment products. Consumer preferences with respect to entertainment products are continuously changing and are difficult to predict. Therefore, the Company's success will depend on its ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new entertainment products. The company's ability, or inability, to manage these risk factors could influence future financial and operating results.

               (D) Revenue Recognition

                    The Company generates revenues from three distinct sources; the license fees generated from the production of television entertainment, character licensing and sales of character related consumer products. Revenues from the production of television entertainment is recognized in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". Under this guidance, the Company recognizes revenue from the sale of television entertainment when all of the following conditions are met:

                    A Persuasive evidence of a sale or licensing arrangement with a customer exists,

                    B The television  episode is complete and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery,

                    C The license period of the  arrangement  has begun  and the customer can begin its exploitation, exhibition or sale, and

                    D The arrangement fee is fixed or determinable.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


2              Summary of Significant Accounting Policies (continued)

                    Revenue from character licensing arrangements is recognized over the life of the agreement. Revenue from the sale of character related consumer products is recognized at the time of shipment when title of the products passes to the customer. Amounts received in advance are recorded as unearned revenue until the earnings process is complete.

               (E)  Intangible assets and amortization

                    Intangible assets are stated at cost less accumulated amortization and any provision for impairment. Amortization is provided on intangible fixed assets over their expected useful lives as follows:

                    Trade marks                      -        10 years
                    Website development costs        -         3 years

                    Licensing rights are amortised on a straight line basis over the term of the agreement, which range from 3 years - 20 years.

                    Web Site Development Costs

                    In March 2000, EITF No. 00-02, Accounting for Website Development Costs, was issued which addresses how an entity should account for costs incurred in website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. The Company expenses all costs incurred during the development and operating stages. The Company evaluates costs incurred during the applications and infrastructure development stage using the guidance in Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

               (F)  Plant and equipment

                    Plant  and  equipment are stated at cost, net of accumulated
                    depreciation.   Depreciation   is   provided  on  plant  and
                    equipment over their expected useful lives as follows:

                    Fixtures & fittings              -        10 years
                    Moulds and Tooling               -         5 years
                    Computer equipment               -         4 years

                    Costs associated with the repair and maintenance of plant and equipment are expensed as incurred.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002



2              Summary of Significant Accounting Policies (continued)

               (G) Film and television costs

                    The Company capitalizes the costs of developing film and television projects in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". These costs will be amortized using the individual-film-forecast-computation method, which amortizes costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue at the beginning of the current fiscal year. The Company has recorded no amortization to date as revenue has yet to be recognized.

               (H)  Asset Impairment

                    The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

               (I)  Cash Equivalents

                    For purposes of the statements of cash flows, all temporary investments purchased with a maturity of three months or less are considered to be cash equivalents.

               (J)  Inventories

                    Inventory is valued at the lower of cost or market, with cost being determined on the first-in, first-out basis. The Company reviews the book value of slow-moving items, discounted product lines and individual products to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then the Company establishes a reserve for the amount required to value the inventory at market. It the Company is not able to achieve its expectations of the net realizable value of the inventory at its current value, the Company adjusts its reserve accordingly. Inventory is comprised entirely of finished goods.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


2              Summary of Significant Accounting Policies (continued)

               (K)  Advertising costs

                    Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $0 and $3,827 for the period ended December 31, 2001 and the year ended December 31, 2002, respectively.

               (L)  Foreign currencies

                    The Company uses the British Pound as its functional currency. Transactions denominated in foreign currencies are translated at the year-end rate with any differences recorded as foreign currency transaction gains and losses and are included in the determination of net income or loss. The Company has translated the financial statements into US Dollars. Accordingly, assets and liabilities are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of stockholders' equity.

               (M)  Income taxes

                    Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No 109 "Accounting for Income Taxes" ("SFAS 109"). In accordance with SFAS No 109, deferred tax assets are recognised for deductible temporary differences and operating loss carry forwards, and deferred tax liabilities are recognised for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

               (N)  Use of Estimates

                    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from such estimates.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


   2      Summary of Significant Accounting Policies (continued)

          (O)       Earnings Per Share

                    Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

                    For the purposes of calculating earnings per share, the Company has retroactively restated its outstanding common stock based upon the stock split declared on April 22, 2003 ( See Note 11).

                    Basic and diluted earnings per share are the same during 2001 and 2002 as the impact of dilutive securities is antidilutive. There are warrants to purchase 600,000 shares of the company's common stock currently outstanding.

          (P)       Recent Accounting Pronouncements


                    In April 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections. SFAS No. 4 required all gains and losses from the extinguishment of debt to be reported as extraordinary items and SFAS No. 64 related to the same matter. SFAS No. 145 requires gains and losses from certain debt extinguishment not to be reported as extraordinary items when the use of debt extinguishment is part of a risk management strategy. SFAS No. 44 was issued to establish transitional requirement for motor carriers. Those transitions are completed; therefore SFAS No. 145 rescinds SFAS No. 44. SFAS No. 145 also amends SFAS No. 13 requiring sale-leaseback accounting for certain lease modifications. SFAS No.145 is effective for fiscal years beginning after May 15, 2002. The provisions relating to sale-leaseback accounting are effective for transactions after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial position or results of operations.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


2              Summary of Significant Accounting Policies (continued)

               (P)  Recent Accounting Pronouncements (continued)

                    In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" is replaced by this Statement. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of this Statement will have a significant effect on the Company's financial statements.

                    In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN No. 45 have been applied in the Company's financial statements at December 31, 2002. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. The Company will adopt the measurement and recording provisions of FIN No. 45 prospectively beginning January 1, 2003.

                    In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on the Company's financial condition or results of operations. The Company adopted the new standard related to disclosure effective December 15, 2002.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


2                   Summary of Significant Accounting Policies (continued)

               (P)  Recent Accounting Pronouncements (continued)

                    In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51". FIN No. 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidation requirements of FIN No. 46 are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN No. 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. FIN No. 46 is effective for the Company on January 31, 2003, and is not expected to have a significant impact on the Company's financial statement presentation or disclosures.

                    In April 2003, the FASB issued Statements of Financial Accounting Standards No. 149 ("SFAS No. 149"), an amendment to SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.

                    In May 2003, the FASB issued Statements of Financial Accounting Standards No. 150 ("SFAS No. 150"). SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 is not expected to have a significant impact on the Company's financial statement presentation or disclosures.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


3                   Acquisition

                    On April 19, 2002, the Company acquired the assets of Jusco Toys Ltd for $111,993 from the administrators of Just Group plc, in order to obtain the tooling and moulds owned by this company. Jusco Toys Ltd is registered in Hong Kong.

                    The acquisition of Jusco Toys Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

                    The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.

                    Cash                                         $  17,811
                    Moulds and toolings                             91,980
                    Fixtures and fittings                            2,202
                                                                ----------
                    Cash purchase price                          $ 111,993
                                                                ==========

                    The   Company's   combined   results  of   operations   have
                    incorporated Jusco Toys Ltd's activity on a combined basis from April 19, 2002, the date of acquisition.

                    On April 19, 2002 the Company acquired the assets of Wembley Sportsmaster Ltd for $107,209 from the administrators of Just Group plc in order to obtain the trademarks owned by this company.

                    The acquisition of Wembley Sportsmaster Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

                    The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.

                    Trademarks                                   $ 107,209
                                                                 ---------
                    Cash purchase price                          $ 107,209
                                                                 =========

                    The   Company's   combined   results  of   operations   have
                    incorporated Wembley Sportsmaster Ltd activity on a combined basis form April 19, 2002, the date of acquisition.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


4                   Plant and Equipment

                    Plant and  equipment  comprise the following at December 31,
                    2002.
                    Fixtures and fittings                             $ 25,380
                    Moulds and tooling                                  95,654
                    Computer equipment                                  18,949
                                                                      --------
                                                                       139,983
                    Accumulated depreciation                             3,445
                                                                      --------
                                                                      $136,538
                                                                      ========

                    The company is not currently using or depreciating the moulds and tooling acquired from the acquisition of Jusco Toys Ltd, due to the enquiry from the Hong Kong Inland Revenue Department. These moulds and tooling will be utilized once the enquiry has been settled and management believes that no impairment has occurred.

5                   Intangible Assets                                         Accumulated
                                                                 Cost         amortization        Total
                    Licences                               $1,780,607         $   69,511       $1,711,096
                    Trademarks                                114,182              2,946          111,236
                    Film and television costs                 111,316                  -          111,316
                    Website costs                              53,483              2,972           50,511
                                                           ----------         ----------       ----------
                                                           $2,059,588         $   75,429       $1,984,159
                                                           ==========         ==========       ==========

          As of December 31, 2002, the estimated aggregate amortization expense, based on current levels of intangible assets for the succeeding five years is as follows:

                                                            $

                    December 31, 2003                       155,893
                    December 31, 2004                       156,366
                    December 31, 2005                       145,809
                    December 31, 2006                        91,943
                    December 31, 2007                        91,943

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For the period ended  December 31, 2001 and year ended December 31, 2002


6                   Income Taxes

                    The components of the deferred tax balances at December 31, 2001 and 2002 are as follows.
                                                                                               2001             2002
                    Deferred tax assets - non - current
                    Loss carry forwards                                                        $  8,563         $263,208
                                                                                               --------         --------
                    Total deferred tax assets                                                     8,563          263,208
                                                                                               --------         --------
                    Deferred tax liabilities - current
                    Depreciation and amortization not currently
                    deductible for tax purposes                                                       -           23,014
                                                                                               --------         --------
                    Total deferred tax liabilities                                                    -           23,014
                                                                                               --------         --------
                    Net deferred tax asset  before valuation allowance                            8,563          240,194
                    Valuation allowance                                                          (8,563)        (240,194)
                                                                                               --------         --------
                    Net deferred tax asset                                                     $      -         $      -
                                                                                               ========         ========

                    The Company's effective tax rate of 0% defers from the statutory rate of 30% due to the fact that the Company, at this point in time, considers it more likely than not that the deferred tax asset related to net operating loss carryforwards will not be recognized. Accordingly, deferred tax assets at December 31, 2001 and 2002 have been reduced by a valuation allowance relating to the tax benefits attributable to net operating losses. Operating losses can be carried forward indefinitely in the United Kingdom. At December 31, 2002 the net operating losses total $877,359.

                    It has been assumed that any losses will be utilised against the first available profits at a tax rate of 30% but a tax rate of 19% may be used, if the small Company rate of tax is utilised.

7                   Short Term Borrowings

                    On July 10, 2002, the Company borrowed $240,000 from an individual lender. The debt bears interest at 20% per year. The debt and all accrued interest is due on January 10, 2003. The debt is collateralized by the Company's inventory.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


8                   Commitments

                    The Company leases buildings under non-cancellable operating leases. Future minimum lease payments under those leases are as follows at December 31, 2002.

                    Year ending December 31, 2003                      $56,124
                                                                       =======

                    Rent expense for all operating leases charged against earnings amounted to $90,470 in 2002 and $24,148 in 2001.

9                   Transactions with related parties

                    The relationship between the Company and its related parties are:

                    |X| Wilfred and Paula Shorrocks are deemed to be related parties as they are directors and shareholders of the following companies: Jusco UK Ltd, Jusco Toys Ltd, Wembley Sportsmaster Ltd, Cameo Collectables Ltd
                         and   Peak Entertainment Holdings, Inc.

                    During the year the Company had the following transactions with its related parties:

                    a) Wilfred and Paula Shorrocks

                        i)  Movements on stockholders' advances account

                            Balance due by the Company at November 20, 2001                $   -
                            Advances received                                              21,761
                                                                                        ----------
                            Balance due by the Company December 31, 2001                   21,761
                            Advances received                                             950,625
                            Cash repayments                                               (78,193)
                                                                                        ----------
                            Balance due by the Company at December 31, 2002             $ 894,193
                                                                                        ==========

                            There are no terms for repayment and no interest has been charged to the Company during the period.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002


9                   Transactions with related parties (continued)

                       ii)   License agreement

                            On April 30, 2002 the Company entered into a license agreement with Wilfred and Paula Shorrocks whereby the Company acquired the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement the company has undertaken to pay to Wilfred and Paula Shorrocks a guaranteed minimum royalties amount of US $1,000,000, with the agreement due to expire on December 31, 2023. There are no set payment terms. This liability is included in unearned royalties and other advances.

                      iii)  Business premises rent

                            During the year the Company has paid $48,297 to Wilfred and Paula Shorrocks in respect of rents due on the Company's former business premises in 2002 and $24,148 in 2001. Any amount of this charge outstanding is included in the owner advances account as shown above.

10                  Subsequent Events

                    On January 20, 2003 the company entered into a distribution agreement with Character Options Ltd relating to the `In My Pocket' intellectual properties. The Company received an advance royalty payment of $160,990 and the agreement stipulates minimum royalties payable of $241,485 in total over the period of the contract.

                    On February 17, 2003 an agreement with GMTV was signed, contracting the Company to provide 26 episodes of a `Monster in my Pocket' television program. The license period will commence on September 1, 2003 and the total license fee receivable by the Company will be US $393,000. An advance fee of US $98,250 was received upon execution of the agreement.

                    On February 7, 2003 the Company acquired the shares of Cameo Collectables Limited from Wilfred and Paula Shorrocks for $3.

Peak Entertainment Holdings, Inc

Notes to combined financial statements

For  the  period   November  20,  2001 (inception)  to  December  31, 2001 and the year ended December 31, 2002

10                  Subsequent Events (continued)

                    On April 22, 2003, Palladium Communications, Inc. ("Palladium") (a US public company) issued 19,071,684 shares of its common stock for all of the outstanding common stock of Peak Entertainment Holdings, Inc. Immediately prior to the transaction, Peak Entertainment Holdings, Inc authorized a stock split so that the outstanding shares of common stock were increased from 2 to 19,071,684. Immediately after the transaction, the shareholders of Peak Entertainment Holdings, Inc (Wilf and Paula Shorrocks) own approximately 90% of the outstanding common stock of Palladium. This transaction will be accounted for as a reverse acquisition of a public shell. The accounting for a reverse acquisition with a public shell is considered to be a capital transaction rather than a business combination. That is, the transaction is equivalent to the issuance of common stock by Peak for the net monetary assets of Palladium, accompanied by a recapitalization. Palladium's net assets will be recorded at carryover basis and no goodwill will be generated in the transaction. The historical financial statements of the "registrant" become those of Peak Entertainment Holdings, Inc. Subsequent to the transaction, Peak changed its name to Peak Entertainment Holdings, Inc.

                    Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission to register the underlying shares and it becomes effective.

                    On February 28, 2002, Palladium, the predecessor to Peak Entertainment Holdings, Inc issued warrants to purchase 600,000 shares of the Company's common stock at $0.03 per share. The warrants are for a term of 5 years and expire on February 28, 2007. These warrants are still outstanding as of December 31, 2002, and can be exercised to purchase shares of Peak Entertainment Holdings, Inc.

11                  Contingent Liabilities

                    The Company is presently under enquiry from the Hong Kong Inland Revenue Department. At this point in time, management believes that this enquiry will not have a material adverse impact on the Company's financial condition or results of operations.

                        Peak Entertainment Holdings, Inc

                        Consolidated Financial Statements

                             For the quarters ended
                        March 31, 2002 and March 31, 2003

Peak Entertainment Holdings, Inc

Consolidated financial statements for the quarters ended March 31, 2002 and March 31, 2003



Contents


Page:

1                 Consolidated balance sheets...................................F-25

2                 Consolidated statements of operations.........................F-26

3                 Consolidated statements of comprehensive loss.................F-27

4                 Consolidated statements of cash flows.........................F-28

5                 Notes to consolidated financial statements....................F-29

Peak Entertainment Holdings, Inc

Consolidated Balance Sheets

                                                                    December 31, 2002  March 31, 2003
                                                                                         Unaudited
Assets

Current Assets
Cash and cash equivalents .............................................   $     9,870    $    11,913
Accounts receivable ...................................................        63,341        183,299
Inventories ...........................................................       238,058        287,296
Other current assets ..................................................          --           78,758
                                                                          ------------   ------------
Total current assets ..................................................   $   311,269    $   561,266

Plant and equipment, net ..............................................       136,538        141,080
Intangible assets, net of amortization ................................     1,984,159      1,937,635
                                                                          ------------   ------------
                                                                          $ 2,431,966    $ 2,639,981
                                                                          ============   ============
Liabilities and  Stockholders' Equity/(Deficit)

Current Liabilities

Short term borrowings .................................................   $   264,600    $   280,568
Advances from factor ..................................................          --           93,227
Accounts payable ......................................................       578,835        639,159
Stockholders' advances account ........................................       894,193        863,088
License fees payable ..................................................       300,000        332,874
Other accrued liabilities .............................................       233,316        685,690
                                                                          ------------   ------------
Total current liabilities .............................................   $ 2,270,944    $ 2,894,606

Long Term Liabilities

License fees payable ..................................................     1,200,000      1,134,340
                                                                          ------------   ------------
Total long term liabilities ...........................................   $ 1,200,000    $ 1,134,340

Stockholders' Equity (deficit)

Common stock, par value $0.01 - 90,000,000 shares
 authorized, 19,071,684 issued and outstanding ........................   $    19,075    $    19,078
Additional paid in capital ............................................       (19,072)       (19,072)
Retained earnings (deficit) ...........................................      (967,451)    (1,346,875)
Other comprehensive income ............................................       (71,530)       (42,096)
                                                                          ------------   ------------
Total stockholders' equity (deficit) ..................................    (1,038,978)    (1,388,965)
                                                                          ------------   ------------
                                                                          $ 2,431,966    $ 2,639,981
                                                                          ============   ============
See accompanying notes to consolidated financial statements ...........

Peak Entertainment Holdings, Inc

Consolidated Statements of Operations (Unaudited)



                                             Quarter ended March 31,
                                         -----------------------------
                                                 2002            2003
Revenue
  Character related consumer products            --           229,255
   Licensing arrangements ............           --            28,067
                                         -------------   -------------
Net revenue ..........................           --           257,322

Cost of Revenue
   Cost of goods sold ................           --           150,434
                                         -------------   -------------
Total cost of revenue ................           --           150,434

Gross profit .........................           --           106,888

Operating expenses
   Selling, general and administrative        149,828         398,501
   Depreciation and amortisation .....           --            38,229
                                         -------------   -------------
Total operating expenses .............        149,828         436,730
                                         -------------   -------------

Loss from operations .................       (149,828)       (329,842)

Foreign exchange loss ................           --           (33,207)

Interest expense .....................           --           (16,375)
                                         -------------   -------------
Net loss .............................   $   (149,828)   $   (379,424)
                                         =============   =============


Basic and diluted net loss per share .   $      0.007    $       0.02

Weighted average common shares
 outstanding .........................     19,071,684      19,071,684

                                         =============   =============


See accompanying notes to consolidated financial statements.

Peak Entertainment Holdings, Inc

Consolidated Statements of Comprehensive Loss (Unaudited)



                                     Quarter ended March 31
                                   -------------------------
                                         2002         2003

Net loss ........................   $(149,828)   $(379,424)

Cumulative translation adjustment         667       29,434
                                    ----------   ----------
Comprehensive loss ..............   $(149,161)   $(349,990)
                                    ==========   ==========




See accompanying notes to consolidated financial statements.

Peak Entertainment Holdings, Inc

 Consolidated Statements of Cash Flows (Unaudited)

                                                                         Quarter ended March 31
                                                                 --------------- --------------------- ---
                                                                                 2002        2003
Cash flows from operating activities:
Net loss ..................................................................   $(149,828)   $(379,424)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation ..............................................................        --          2,400
Amortization of intangible assets .........................................        --         35,829
Foreign exchange gain .....................................................        --         33,207
Changes in working capital:

Accounts receivable .......................................................        --       (121,338)
Inventories ...............................................................        --        (54,414)
Other current assets ......................................................     (11,586)     (78,758)
Accounts payable and other accrued liabilities ............................      93,943      497,574
                                                                              ----------   ----------
Net cash used in operating activities .....................................     (67,471)     (64,924)
                                                                              ==========   ==========
Cash flows from investing activities:

Purchase of plant and equipment ...........................................        --         (9,909)
Purchase of intangibles ...................................................     (35,030)     (32,443)
                                                                              ----------   ----------
Net cash used in investing activities .....................................     (35,030)     (42,352)
                                                                              ==========   ==========
Cash flows from financing activities:

Short term borrowings, net ................................................        --         21,721
Stockholders' advances account ............................................     293,512      (11,665)
Advances from factor ......................................................        --         93,227
                                                                              ----------   ----------
Net cash provided from financing activities ...............................     293,512      103,283
                                                                              ==========   ==========

Cumulative translation adjustment .........................................         667        6,036
                                                                              ==========   ==========
Increase in cash and cash equivalents .....................................     191,678        2,043
Cash and cash equivalents, beginning of year ..............................        --          9,870
                                                                              ----------   ----------
Cash and cash equivalents, end of year ....................................   $ 191,678    $  11,913
                                                                              ==========   ==========
Supplemental disclosure of cash flow information

Interest paid .............................................................   $    --      $      77
                                                                              ==========   ==========
Purchase of licenses through issuance of long
term liabilities ..........................................................        --      $  15,749
                                                                              ==========   ==========
See accompanying notes to consolidated financial statements ...............

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003


1   Description of Business and Future  Prospects

     Peak Entertainment Holdings, Inc, formerly Peak Entertainment Ltd was formed on November 20, 2001 and integrated media group focused on children. Its activities include the production of television entertainment, character licensing and consumer products development, including toy and gift manufacturing and distribution. Integration enables Peak Entertainment Holdings, Inc to take a property from concept to consumer, in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.) to build market momentum and worldwide brand quality.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As explained below the Company has sustained recurring operating losses and has a net capital deficiency as of March 31, 2003. On April 22, 2003, the Company completed a reverse acquisition with a public shell and has become a public company with access to the US capital markets. Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission and it becomes effective.

     The Company has developed a business plan to increase revenue by capitalizing on its integrated media products. However, the company must obtain funds from outside sources in fiscal 2003 to provide needed liquidity and successfully implement its business plan. Presently, the Company has no firm commitments from outside sources to provide these funds. These factors raise substantial doubt about the Company's ability to continue in existence. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty. While the Company is optimistic that it can execute its revised business plan, there can be no assurance that;

     A Increased sales necessary to obtain profitability will materialize, and

     B The Company will be able to raise sufficient cash to fund the additional working capital requirements.

2    Summary of Significant Accounting Policies

    (A)     Principals of Consolidation and Combination

            The accompanying combined financial statements include the accounts of Jusco Toys Ltd, Jusco UK Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd after elimination of inter-company transactions and balances. Jusco Toys Ltd, Jusco UK Ltd and Wembley Sportsmaster Ltd are wholly-owned subsidiaries of Peak Entertainment Holdings, Inc, which is owned by Wilfred and Paula Shorrocks. Cameo Collectables Ltd was formed on August 20, 2002 and is owned by Wilfred and Paula Shorrocks. The financial statements of Cameo Collectables Ltd have been combined with Peak Entertainment Holdings, Inc as both entities were under common control until February 7, 2003, when Peak Entertainment Holdings, Inc acquired the whole of the share capital in Cameo Collectables Ltd, by means of a share for share exchange.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003


    (B)     Basis of preparation

            The financial statements have been prepared on a going concern basis, the validity of which depends upon future funding being available. The validity of the going concern concept is also dependent upon the continued support of the directors.

            Should such support be withdrawn and funding not made available, the company may be unable to continue trading. Adjustments would have to be made to reduce the value of assets to their recoverable amount to provide for any further liabilities which might arise and to reclassify fixed assets as current assets.

            The accompanying financial data as of March 31, 2003 and 2002 and for the three months ended March 31, 2003 and 2002 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2002.

            The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

            In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of March 31, 2003 and 2002 and for the three months ended March 31, 2003 and 2002, have been made. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the operating results for the full year.

    (C)     Risks and Uncertainties

            The entertainment/media industry is highly competitive. The Company competes with many companies, including larger, well Capitalized companies that have significantly greater financial and other resources. The Company's success is dependent upon the appeal of its entertainment products. Consumer preferences with respect to entertainment products are continuously changing and are difficult to predict. Therefore, the Company's success will depend on its ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new entertainment products. The company's ability, or inability, to manage these risk factors could influence future financial and operating results.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003


2 Summary of Significant Accounting Policies (continued)

    (D)     Revenue Recognition

            The Company generates revenues from three distinct sources; the license fees generated from the production of television entertainment, character licensing and sales of character related consumer products. Revenues from the production of television entertainment is recognized in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". Under this guidance, the Company recognizes revenue from the sale of television entertainment when all of the following conditions are met:

            A Persuasive evidence of a sale or licensing arrangement with a customer exists,

                B The television episode is complete and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery,

            C The license period of the  arrangement  has begun and the customer can begin its exploitation, exhibition or sale, and

            D The arrangement fee is fixed or determinable.

                     Revenue from character licensing arrangements is recognized over the life of the agreement. Revenue from the sale of character related consumer products is recognized at the time of shipment when title of the products passes to the customer. Amounts received in advance are recorded as unearned revenue until the earnings process is complete.

          (E) Intangible assets and amortization

                     Intangible assets are stated at cost less accumulated amortization and any provision for impairment. Amortization is provided on intangible fixed assets over their expected useful lives as follows:

                     Trade marks                     -        10 years
                     Website development costs       -         3 years

                     Licensing rights are amortised on a straight line basis over the term of the agreement, which range from 3 years - 20 years.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



2 Summary of Significant Accounting Policies (continued)

    (E) Intangible assets and amortization (continued)

        Web Site Development Costs

        In March 2000, EITF No. 00-02, Accounting for Website Development Costs, was issued which addresses how an entity should account for costs incurred in website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. The Company expenses all costs incurred during the development and operating stages. The Company evaluates costs incurred during the applications and infrastructure development stage using the guidance in Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

    (F) Plant and equipment

        Plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on plant and equipment over their expected useful lives as follows:

        Fixtures & fittings                -        10 years
        Moulds and Tooling                 -         5 years
        Computer equipment                 -         4 years

        Costs associated with the repair and maintenance of plant and equipment are expensed as incurred.

    (G) Film and television costs

        The company capitalizes the costs of developing film and television projects in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". These costs will be amortized using the individual-film-forecast-computation method, which amortizes costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue at the beginning of the current fiscal year. The Company has recorded no amortization to date as revenue has yet to be recognized.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



2 Summary of Significant Accounting Policies (continued)

    (H) Asset Impairment

        The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

    (I) Cash Equivalents

        For purposes of the statements of cash flows, all temporary investments purchased with a maturity of three months or less are considered to be cash equivalents.

    (J) Inventories

        Inventory is valued at the lower of cost or market, with cost being determined on the first-in, first-out basis. The Company reviews the book value of slow-moving items, discounted product lines and individual products to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then the Company establishes a reserve for the amount required to value the inventory at market. It the Company is not able to achieve its expectations of the net realizable value of the inventory at its current value, the Company adjusts its reserve accordingly. Inventory is comprised entirely of finished goods.

    (K) Advertising costs

        Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $0 and $313 for the quarters ended March 31, 2002 and March 31, 2003, respectively.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



2 Summary of Significant Accounting Policies (continued)

    (L) Foreign currencies

        The Company uses the British Pound as its functional currency. Transactions denominated in foreign currencies are translated at the year-end rate with any differences recorded as foreign currency transaction gains and losses and are included in the determination of net income or loss. The Company has translated the financial statements into US Dollars. Accordingly, assets and liabilities are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of stockholders' equity.

    (M) Income taxes

        Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No 109 "Accounting for Income Taxes" ("SFAS 109"). In accordance with SFAS No 109, deferred tax assets are recognised for deductible temporary differences and operating loss carry forwards, and deferred tax liabilities are recognised for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    (N) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from such estimates.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003


2 Summary of Significant Accounting Policies (continued)

    (O) Earnings Per Share

        Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

        For the purposes of calculating earnings per share, the Company has retroactively restated its outstanding common stock based upon the stock split declared on April 22, 2003 ( See Note 11).

        Basic and diluted earnings per share are the same during quarters ended March 31, 2002 and 2003 as the impact of dilutive securities is antidilutive. There are warrants to purchase 600,000 shares of the Company's Common stock currently outstanding.

    (P) Recent Accounting Pronouncements

        In June 2002, the FASB issued Statements No 146, "Accounting for Costs Associated with Exit or disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" is replaced by this Statement. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted this Statement on January 1, 2003 and the adoption had no affect on the Company's financial statements for the period ended March 31, 2003.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



3 Plant and Equipment

  Plant and equipment comprise the following at March 31, 2003.

  Fixtures and fittings                                                                 $ 25,742
  Moulds and tooling                                                                      93,337
  Computer equipment                                                                      27,532
                                                                                       ---------
                                                                                         146,611
  Accumulated depreciation                                                                 5,531
                                                                                       ---------
                                                                                        $141,080
                                                                                       =========

  The company is not currently using or depreciating the moulds and tooling acquired from the acquisition of Jusco Toys Ltd, due to the enquiry from the Hong Kong Inland Revenue Department. These moulds and tooling will be utilized once the enquiry has been settled and management believes that no impairment has occurred.

4 Intangible Assets                                                                Accumulated
                                           Cost           amortization          Total
  Licences                                 $1,757,645           $98,372        $1,659,273
  Trademarks                                  111,698             3,052           108,646
  Film and television costs                   108,896                 -           108,896
  Website costs                                69,014             8,194            60,820
                                           -----------         ----------      ----------
                                           $2,047,253          $109,618        $1,937,635
                                           ===========         ==========      ==========

  As of December 31, 2002, the estimated aggregate amortization expense, based on current levels of intangible assets for the succeeding five years is as follows:

                                                                               $

  December 31, 2003                                                     155,893
  December 31, 2004                                                     156,366
  December 31, 2005                                                     145,809
  December 31, 2006                                                      91,943
  December 31, 2007                                                      91,943

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



5 Acquisition

  On February 7, 2003, Peak Entertainment Holdings, Inc acquired the assets of Cameo Collectables Ltd from Wilfred and Paula Shorrocks by means of an exchange of 2 shares of common stock of Peak Entertainment Holdings, Inc.

  Up until February 7, 2003 the results of Cameo Collectables Ltd were combined with the results of the Company. This exchange of shares has no impact on the financial statements.

6 Short Term Borrowings

  On July 10, 2002, the Company borrowed $240,000 from an individual lender. The debt bears interest at 20% per year. The debt and all accrued interest was due on January 10, 2003. The debt is collateralized by the Company's inventory.

7 Advances from Factor

  On January 13, 2003 Peak Entertainment Holdings, Inc entered into an invoice factoring agreement with IFT London Ltd. Under the agreement, the Company specifically identifies receivables that it wants to receive advances on and submits them to the factor. Once the factor approves the receivables that are submitted, the Company receives 70% of the invoice amount. Customers are then instructed to pay the factor directly. When the customer pays the entire outstanding balance to the factor, the Company receives the remaining 30% of the invoice amount, less a financing charge equal to 8% of the total invoice amount.

  The Company accounts for this arrangement in accordance with Statement of Financial Accounting Standard No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the agreement any invoices not paid prior to the end of the recourse periods are reassigned to the Company. Accordingly, the Company records the advances received as a liability until the customer invoice is paid in full. In addition, the Company recognizes the interest charge in full at the time the initial advance is received.

8 Commitments

  The Company leases certain buildings under non-cancellable operating leases. Future minimum lease payments under those leases are as follows at March 31, 2003.

  Year ending December 31, 2003                 $56,124
                                                =======

  Rent expense for all operating leases charged against earnings amounted to $12,029 in the quarter to March 31, 2003 and $21,380 in the quarter to March 31, 2002.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003




9 Transactions with related parties

  The relationship between the company and its related parties are:

   |X| Wilfred and Paula Shorrocks are deemed to be related parties as they are directors and shareholders of the following companies: Jusco UK Ltd, Jusco Toys Ltd, Wembley Sportsmaster Ltd, Cameo Collectables Ltd and Peak Entertainment Holdings, Inc.

  During the quarter the company had the following transactions with its related parties:

  a)       Wilfred and Paula Shorrocks

           i) Movements on stockholders' advances account

              Balance due by the Company December 31, 2002        $894,193
              Cash repayments                                      (17,924)
              Foreign exchange gain                                (13,181)
                                                                 ----------
              Balance due by the Company at March 31, 2003       $ 863,088
                                                                 ==========

              There are no terms for repayment and no interest has been charged to the Company during the period.

          ii) License agreement

                On April 30, 2002 the Company entered into a license agreement with Wilfred and Paula Shorrocks whereby the Company acquired the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement the company has undertaken to pay to Wilfred and Paula Shorrocks a guaranteed minimum royalties amount of US $1,000,000, with the agreement due to expire on December 31, 2023. There are no set repayment terms. This liability is included in unearned royalties and other advances.

10 Warrants


   On February 28, 2002, Palladium, the predecessor to Peak Entertainment Holdings, Inc issued warrants to purchase 600,000 shares of the Company's common stock at $0.03 per share. The warrants are for a term of 5 years and expire on February 28, 2007. These warrants are still outstanding as of March 31, 2003, and can be exercised to purchase shares of Peak Entertainment Holdings, Inc.

Peak Entertainment Holdings, Inc

Notes to consolidated financial statements

For the quarters ended March 31, 2002 and March 31, 2003



11 Subsequent Events

   On April 22, 2003, Palladium Communications, Inc. ("Palladium") (a US public company) issued 19,071,684 shares of its common stock for all of the outstanding common stock of Peak Entertainment Holdings, Inc. Immediately prior to the transaction, Peak Entertainment Holdings, Inc authorized a stock split so that the outstanding shares of common stock were increased from 4 to 19,071,684. Immediately after the transaction, the shareholders of Peak Entertainment Holdings, Inc (Wilf and Paula Shorrocks) own approximately 90% of the outstanding common stock of Palladium. This transaction will be accounted for as a reverse acquisition of a public shell. The accounting for a reverse acquisition with a public shell is considered to be a capital transaction rather than a business combination. That is, the transaction is equivalent to the issuance of common stock by Peak for the net monetary assets of Palladium, accompanied by a recapitalization. Palladium's net assets will be recorded no goodwill will be generated in the transaction. The historical financial statements of the "registrant" become those of Peak Entertainment Holdings, Inc. Subsequent to the transaction, Peak Entertainment Holdings, Inc changed its name to Peak Entertainment Holdings, Inc.

   Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission to register the underlying shares and it becomes effective.

12 Contingent Liabilities

   The Company is presently under enquiry from the Hong Kong Inland Revenue Department. At this point in time, management believes that this enquiry will not have a material adverse impact on the Company's financial condition or results of operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNTS


SEC Registration fee                 $  1,006
Accounting fees and expenses           25,000.00*
Legal fees and expenses                35,000.00*
Miscellaneous                           3,994*
                                    -------------
                         TOTAL         65,000.00*
                                    =============

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

          On April 22, 2003, Peak Entertainment Ltd., together with its subsidiaries, were acquired by Peak Entertainment Holdings, Inc., a Nevada corporation (the "Company", formerly Palladium Communications, Inc.). Under the terms of the agreement, the Company acquired 100 percent of Peak Entertainment's stock in exchange for the issuance by Company of 19,071,684 shares of its common stock to the 12 holders of Peak Entertainment common stock. Each of those persons receiving shares of the Company's common stock was an accredited investor as that term is defined under Regulation D of the Securities Act of 1933, as amended.

     o On April 22, 2003, immediately following the acquisition of Peak Entertainment, to obtain funding for ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $785,000 in convertible debentures and (ii) warrants to buy 1,570,000 shares of Palladium's common stock. The investors are obligated to provide us with an aggregate of $785,000 , all of which has been funded to date.

          The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into shares of our common stock, at the selling stockholders' option, at the lower of (i) $1.00 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact essentially no limit on the number of shares into which the debentures may be converted. The warrants are exercisable at a price of $0.31 per share.

          In March, 2002, we issued 750,000 common shares valued at $37,500 to NIR Group, LLC for consulting services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On February 28, 2002, we issued secured convertible debentures in the principal amount of $200,000 to four accredited investors. The convertible debentures carry a 12% interest rate and mature April 21, 2004, as amended. The debentures may be converted into common shares and the amount of common shares will be determined upon the market price of our shares at the time of conversion. We also granted warrants to purchase 600,000 common shares, which expire through February 28, 2005. In connection with the same transaction, on March 14, 2003, pursuant to Amendment No. 1 to the Securities Purchase Agreement dated February 28, 2002, the same investors funded an additional $15,000 and we issued $15,000 of convertible debentures and warrants to purchase 45,000 shares of our common stock. We relied on an exemption from registration for a limited offering to accredited investors provided by Rule 506 of Regulation D of the Securities Act.

          On February 5, 2002, we issued an aggregate of 10,300,000 common shares to satisfy debts under promissory notes. We issued 5,800,000 shares valued at approximately $60,000 to DL Capital, Inc.; we issued 3,060,000 shares valued at approximately $32,000 to The Wellesley Capital Group, LLC and issued 1,440,000 shares valued at approximately $15,000 to The Jericho Group, LLC. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On February 5, 2002, we issued an aggregate of 700,000 common shares valued at approximately $9,800 to twelve shareholders of NetMart 2020, Inc. in exchange for approximately 2.1 million shares of that corporation. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On November 29, 2001, we issued an aggregate of 400,000 common shares valued at approximately $40,000 to UTEK Corporation in consideration for technology services to be provided under an agreement dated November 28, 2001. The shares vest in the amount of 33,333 shares per month over a twelve month period. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On August 31, 2001, our Board authorized the issuance of an aggregate of 183,000,000 common shares valued at approximately $700,000 to the twenty-five shareholders of Palladium/Kentucky in exchange for approximately 6,500 shares of Palladium/Kentucky common stock outstanding. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On June 29, 2001, our Board authorized the issuance of an aggregate of 310,000 common shares for services valued at approximately $257,300. Of these shares West Park Holdings, LLC received 250,000 shares for advisory services valued at approximately $207,500; 50,000 shares were issued to Video Plus, Inc. for printing and video duplication services valued at approximately $41,500; and Hand Arendall, LLC received 10,000 shares for legal services valued at approximately $8,300. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          On December 8, 2000, we issued 13,500,000 common shares valued at $13,500 to Lowell G. Mims, Kelly Turner and Richard E. Bowlds in exchange for the 1,000,000 shares of USAOneStar/Texas they each held. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

          All of the above offerings and sales were deemed to be exempt under
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

          Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM 27. EXHIBITS.

          The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Peak Entertainment Holdings, Inc., a Nevada corporation. Exhibit No. Description


2.1 Agreement and Plan of Reorganization between Corvallis and USAOneStar/Texas, dated October 31, 2000 (Incorporated by reference to exhibit 2.1 of Form 10-QSB filed on November 14, 2000)

2.2 Agreement and Plan of Reorganization between USAOneStar and Palladium/Kentucky, dated August 31, 2001 (Incorporated by reference to exhibit 2.1 of Form 8-K filed on September 14, 2000)

3.1 Articles of Incorporation, as amended (Incorporated by reference to exhibit 3.1 of Form 8-K filed on February 7, 2002)

3.2 Bylaws (Incorporated by reference to exhibit 5 of Form S-18 filed on November 9, 1987)

4.1     Common Stock Purchase Warrant with AJW Offshore, Ltd. dated April 22,
        2003*

4.2     Common Stock Purchase Warrant with AJW Partners, LLC dated April 22,
        2003*

4.3 Common Stock Purchase Warrant with AJW Qualified Partners, LLC dated April 22, 2003*

4.4 Common Stock Purchase Warrant with New Millennium Capital Partners II, LLC dated April 22, 2003*

4.5     Convertible Debenture with AJW Offshore, Ltd. dated April 22, 2003*

4.6     Convertible Debenture with AJW Partners, LLC dated April 22, 2003*

4.7     Convertible Debenture with AJW Qualified Partners, LLC dated April 22,
        2003*

4.8 Convertible Debenture with New Millennium Capital Partners II, LLC dated April 22, 2003*

4.9     Securities Purchase Agreement, dated April 22, 2003.*

4.10    Security Agreement, dated April 22, 2003*

4.11    Intellectual Property Security Agreement, dated April 22, 2003*

4.12    Registration Rights Agreement, dated April 22, 2003*

5.1     Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

10.1 Agreement between Peak Entertainment Ltd. and Character Options Ltd., dated January 20, 2003 (to be filed by amendment)

10.2 Agreement between Peak Entertainment Ltd. and Wilf and Paula Shorrocks, dated April 30, 2002 (to be filed by amendment)

10.3 Agreement between Peak Entertainment Ltd. and GMTV of the London Television Centre, dated February
        17, 2003 (to be filed by amendment)

10.4 Agreement between Peak Entertainment Ltd. and Jesco Imports, Inc., dated June 1, 2002 (to be filed by amendment)

10.5 Agreement between Peak Entertainment Ltd. and Morrison Entertainment Group, Inc., dated February 25, 2002 (to be filed by amendment)

10.6    Agreement and Plan of Acquisition by and among Palladium
        Communications, Inc., Peak Entertainment, Ltd., Wilfred Shorrocks and Paula Shorrocks, made as of the 22nd day of April, 2003 (filed with Form 8-K, dated as of April 22, 2003)

23.1    Consent of goodband, viner & taylor

23.3    Consent of legal counsel (see Exhibit 5.1).
----------------------------------------------------------
 *  Previously filed.


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4 For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Bakewell, Derbyshire, UK, on August 3, 2003.

                                 PEAK ENTERTAINMENT HOLDINGS, INC.



                                 /s/  WILFRED SHORROCKS
                                 Wilfred Shorrocks,
                                 Chairman and Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                         TITLE                                     DATE

/s/ WILFRED SHORROCKS        President, Chairman, Chief Executive Officer,               August 3, 2003
---------------------
Wilfred Shorrocks            (Principal Executive Officer
                              and Principal Accounting and Financial Officer)


/s/ PAULA SHORROCKS          Vice President and Director                                 August 3, 2003
-------------------
Paula Shorrocks


/s/ PHIL OGDEN               Vice President and  Director                                 August 3, 2003
---------------
Phil Ogden


/s/ TERENCE HERZOG           Director                                                    August 3, 2003
------------------
Terence Herzog


/s/ MICHAEL SCHENKEIN        Director                                                    August 3, 2003
---------------------
Michael Schenkein